Exhibit 2.1(a)

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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                               NOMOS CORPORATION,

                         NORTH AMERICAN SCIENTIFIC, INC.

                                       AND

                               AM CAPITAL I, INC.

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                          Dated as of October 26, 2003

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                                TABLE OF CONTENTS

ARTICLE I      THE MERGER......................................................1

      1.1   The Merger.........................................................1
      1.2   The Closing........................................................2
      1.3   Effective Time.....................................................2
      1.4   Effect of Merger ..................................................2
      1.5   Tax Consequences...................................................2

ARTICLE II     THE SURVIVING CORPORATION.......................................2

      2.1   Certificate of Incorporation.......................................2
      2.2   Bylaws.............................................................2
      2.3   Director...........................................................3
      2.4   Officers...........................................................3

ARTICLE III    EFFECT OF THE MERGER ON SECURITIES OF MERGER SUB AND THE
               COMPANY.........................................................3

      3.1   Merger Sub Capital Stock...........................................3
      3.2   Company Securities.................................................3
      3.3   Exchange of Certificates Evidencing Company Common Stock
            and Company Preferred Stock........................................6
      3.4   Dissenter's Rights.................................................8
      3.5   Adjustment of Exchange Ratio.......................................8
      3.6   Indemnification Escrow Agreement...................................8
      3.7   Appointment of Stockholder Representative..........................9

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF ACQUIROR.....................10

      4.1   Organization and Qualification....................................10
      4.2   Capitalization....................................................10
      4.3   Subsidiaries......................................................11
      4.4   Power and Authority; Non-contravention; Government Approvals......11
      4.5   Reports and Financial Statements; Information Provided............13
      4.6   Absence of Undisclosed Liabilities................................14
      4.7   Absence of Certain Changes or Events..............................14
      4.8   Litigation........................................................15
      4.9   No Violation of Law; Licenses, Permits and Registrations..........15
      4.10  Taxes.............................................................15
      4.11  Labor and Employment Matters......................................15
      4.12  Compliance With Environmental Laws................................16
      4.13  Good Title to and Condition of Assets.............................18
      4.14  Insurance.........................................................18
      4.15  Affiliated Transactions...........................................19
      4.16  Material Contracts................................................19


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      4.17  Intellectual Property.............................................19
      4.18  Brokers and Finders...............................................21
      4.19  Opinion of Financial Advisor......................................21

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................22

      5.1   Organization and Qualification....................................22
      5.2   Capitalization....................................................22
      5.3   Subsidiaries......................................................23
      5.4   Power and Authority; Non-contravention; Government Approvals......24
      5.5   Financial Statements; Information Provided........................25
      5.6   Absence of Undisclosed Liabilities................................26
      5.7   Absence of Certain Changes or Events..............................27
      5.8   Litigation........................................................27
      5.9   No Violation of Law; Licenses, Permits and Registrations..........28
      5.10  Taxes.............................................................28
      5.11  Labor and Employment Matters......................................29
      5.12  Employee Benefit Plans............................................29
      5.13  Compliance With Environmental Laws................................30
      5.14  Real Estate.......................................................31
      5.15  Good Title to and Condition of Assets.............................32
      5.16  Insurance.........................................................32
      5.17  Relationships with Customers and Suppliers; Affiliated
            Transactions......................................................33
      5.18  Bank Accounts; Business Locations.................................33
      5.19  Names; Prior Acquisitions.........................................33
      5.20  Material Contracts................................................34
      5.21  Brokers and Finders...............................................35
      5.22  Opinion of Financial Advisor......................................36
      5.23  Intellectual Property.............................................36
      5.24  Records of the Company............................................38
      5.25  Accuracy of Information Furnished by Company......................38

ARTICLE VI     CONDUCT OF BUSINESS PENDING THE MERGER.........................39

      6.1   Conduct of Business Pending the Merger............................39
      6.2   Control of Acquiror's Operations..................................40
      6.3   Control of Company's Operations...................................40

ARTICLE VII    ADDITIONAL AGREEMENTS..........................................40

      7.1   Access to Information.............................................40
      7.2   Affiliate Letter..................................................41
      7.3   No Solicitation...................................................41
      7.4   Joint Proxy Statement/Prospectus; Registration Statement..........44
      7.5   All Reasonable Efforts; Agreement to Cooperate....................44
      7.6   Public Statements.................................................45
      7.7   Notification of Certain Matters...................................46


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      7.8   Approval of Stockholders..........................................46
      7.9   Section 16 Matters................................................47
      7.10  368(a) Reorganization.............................................47
      7.11  Nasdaq National Market Listing....................................47
      7.12  Stockholder Litigation............................................48
      7.13  Indemnification...................................................48
      7.14  Acquiror Board....................................................49
      7.15  Employee Benefits; Termination of Pension Plan....................49
      7.16  Rights Agreement Amendment........................................49
      7.17  Voting Agreement..................................................50
      7.18  Lock-up Agreements................................................50
      7.19  Addresses for Option Holders......................................50

ARTICLE VIII   CONDITIONS.....................................................50

      8.1   Conditions to Each Party's Obligation to Effect the Merger........50
      8.2   Conditions to Obligation of the Company to Effect the Merger......51
      8.3   Conditions to Obligation of Acquiror and Merger Sub to
            Effect the Merger.................................................52

ARTICLE IX     TERMINATION; FEES AND EXPENSES.................................54

      9.1   Termination by Mutual Consent.....................................54
      9.2   Termination by Acquiror or the Company............................54
      9.3   Termination by the Company........................................54
      9.4   Termination by Acquiror...........................................55
      9.5   Effect of Termination and Abandonment.............................55
      9.6   Fees and Expenses.................................................55

ARTICLE X      AMENDMENT AND WAIVER...........................................56

      10.1  Amendment.........................................................56
      10.2  Waiver............................................................56

ARTICLE XI     DEFINITIONS....................................................56

ARTICLE XII    INDEMNIFICATION................................................59

      12.1  Indemnification of Acquiror Indemnified Parties...................59
      12.2  Defense of Third-Party Claims.....................................59
      12.3  Direct Claims.....................................................61
      12.4  Limitations on Liability..........................................61

ARTICLE XIII   GENERAL PROVISIONS.............................................61

      13.1  Survival of Representations and Warranties after the
            Effective Time....................................................61
      13.2  Notices...........................................................62
      13.3  Interpretation....................................................62


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      13.4  Entire Agreement..................................................63
      13.5  Governing Law.....................................................63
      13.6  Waiver of Jury Trial..............................................63
      13.7  Counterparts......................................................63
      13.8  Parties in Interest...............................................63
      13.9  Severability......................................................63
      13.10 Equitable Relief..................................................63

                             EXHIBITS AND SCHEDULES

      EXHIBIT 3.5             INDEMNIFICATION ESCROW AGREEMENT
      EXHIBIT 7.2             AFFILIATE LETTER
      EXHIBIT 7.16            VOTING TRUST
      EXHIBIT 7.17(a)         VOTING AGREEMENT
      EXHIBIT 8.2(b)          FORM OF MWE OPINION TO COMPANY
      EXHIBIT 8.2(c)          FORM OF C&G OPINION TO COMPANY
      EXHIBIT 8.2(d)          FORM OF REGISTRATION RIGHTS AGREEMENT
      EXHIBIT 8.3(b)          FORM OF C&G OPINION TO ACQUIROR
      EXHIBIT 8.3(c)          FORM OF MWE OPINION TO ACQUIROR
      EXHIBIT 8.3(d)          REQUIRED CONSENTS
      EXHIBIT 8.3(e)          LIST OF PERSONS SIGNING AFFILIATE LETTER
      EXHIBIT 8.3(f)          FORM OF LOCK-UP AGREEMENT
      EXHIBIT 8.3(f)(1)       LIST OF SIGNATORIES TO THE LOCK UP AGREEMENT
      EXHIBIT 8.3(l)          SHAREHOLDERS VOTING AGREEMENT

      ACQUIROR DISCLOSURE SCHEDULES

      COMPANY DISCLOSURE SCHEDULES


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                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER, dated as of October 26, 2003 (this "Agreement"), is made and entered into by and among NOMOS Corporation, a Delaware corporation (the "Company"), North American Scientific, Inc., a Delaware corporation ("Acquiror"), and AM Capital I, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror ("Merger Sub"). Certain capitalized terms used herein are defined in Article XI hereof.

                              W I T N E S S E T H:

      WHEREAS, the Board of Directors of Acquiror (the "Acquiror Board") has determined that a business combination between Acquiror and the Company, upon the terms and subject to the conditions set forth in this Agreement, is advisable and in the best interests of Acquiror and its stockholders;

      WHEREAS, the Board of Directors of the Company (the "Company Board") has determined that a business combination between the Company and Acquiror, upon the terms and subject to the conditions set forth in this Agreement, is advisable and in the best interests of the Company and its stockholders;

      WHEREAS, Acquiror and the Company intend that the merger provided for herein qualify as a reorganization under the provisions of Section 368(a)(2)(d) of the Code for federal income tax purposes;

      WHEREAS, the Acquiror Board has, by duly adopted resolutions, approved this Agreement and the transactions contemplated hereby; and

      WHEREAS, the Company Board has, by duly adopted resolutions, approved this Agreement and the transactions contemplated hereby;

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

      1.1 The Merger. At the Effective Time (as defined in Section 1.3 hereof), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Company shall be merged with and into Merger Sub, the separate existence of the Company shall thereupon cease and Merger Sub shall continue as the surviving corporation and as a wholly owned subsidiary of the Acquiror (the "Merger"). Merger Sub shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

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      1.2 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the Merger (the "Closing") shall take place (a) at the offices of McDermott, Will & Emery, 2049 Century Park East, 34th Floor, Los Angeles, California 90067, at 10:00 a.m., local time, as promptly as practicable (and in any event no later than the third business day) after the satisfaction or waiver of all the conditions set forth in Article VIII hereof (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or (b) at such other time, date or place as Acquiror and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

      1.3 Effective Time. As promptly as practicable after all the conditions to the Merger set forth in Article VIII hereof shall have been satisfied or waived in accordance herewith and provided that this Agreement shall not have been terminated pursuant to Article IX hereof, the parties hereto shall cause a Certificate of Merger (the "Certificate of Merger") meeting the requirements of
Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in the Certificate of Merger as the effective time of the Merger (the "Effective Time").

      1.4 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

      1.5 Tax Consequences. The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368(a)(2)(d) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Income Tax Regulations.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

      2.1 Certificate of Incorporation. The Certificate of Incorporation of the Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until duly amended in accordance with applicable law; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is NOMOS Corporation."

      2.2 Bylaws. The Bylaws of the Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until duly amended in accordance with applicable law.


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      2.3 Director. At the Effective Time, L. Michael Cutrer shall be the sole director of the Surviving Corporation and shall serve in accordance with the Bylaws of the Surviving Corporation until his successor is duly elected or appointed and qualified.

      2.4 Officers. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation after the Effective Time, and such officers shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE III

                EFFECT OF THE MERGER ON SECURITIES OF MERGER SUB
                                 AND THE COMPANY

      3.1 Merger Sub Capital Stock. At the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

      3.2 Company Securities.

            (a) Subject to Article IX hereof, at the Effective Time, each share of Common Stock, par value $0.0001 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than those shares held by any Dissenting Stockholder (as defined in Section 3.4 hereof), shall by virtue of the Merger and without any action on the part of the holder thereof be converted into the right to receive 0.891 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of the common stock of Acquiror (the "Acquiror Common Stock"). Each share of Acquiror Common Stock issued to holders of Company Common Stock in the Merger shall be issued together with one associated common stock purchase right (a "Right") in accordance with the Rights Agreement, dated as of October 14, 1998, between Acquiror and U.S. Stock Transfer Corporation, a California corporation, as Rights Agent (the "Rights Agreement"). References herein to the shares of Acquiror Common Stock issuable in the Merger shall be deemed to include such associated Rights.

            (b) At the Effective Time:

                  (i) Each share of Series A Preferred Stock, par value $0.0001 per share, of the Company shall be converted into the right to receive that number of shares of Company Common Stock that each such share could have been converted into by the holder thereof in accordance with the Certificate of Incorporation of the Company immediately prior to the Effective Time multiplied by the Exchange Ratio;

                  (ii) Each share of Series B Preferred Stock, par value $0.0001 per share, of the Company shall be converted into the right to receive: (A) 0.603 shares of Acquiror Common Stock and (B) $2.15 in cash (the "Series B Cash Exchange Ratio"); and


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                  (iii) Each share of Series C Preferred Stock, par value
            $0.0001 per share (together with the Series A Preferred Stock and the Series B Preferred Stock, collectively, the "Company Preferred Stock"), of the Company shall be converted into the right to receive: (A) 0.340 shares of Acquiror Common Stock and (B) $5.99 in cash (the "Series C Cash Exchange Ratio").

            (c) At the Effective Time, all shares of Company Common Stock and the Company Preferred Stock, as a result of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Company Common Stock or Company Preferred Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock or Company Preferred Stock, as applicable, except the right to receive, without interest, Acquiror Common Stock and cash, as applicable in accordance with Section 3.2(a) and (b), hereof and cash in lieu of fractional shares of Acquiror Common Stock in accordance with
      Section 3.3(b) hereof upon the surrender of one or more stock certificates evidencing such shares of Company Common Stock or Company Preferred Stock, as applicable (each, a "Certificate").

            (d) Each share of Company Common Stock and Company Preferred Stock issued and held in the Company's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

            (e) At the Effective Time, each outstanding option to purchase Company Common Stock (each a "Company Option") issued pursuant to the Company's 1993 Stock Option Plan, 1999 Stock Option Plan and 2001 Stock Option Plan (each an "Employee Plan") and each outstanding option listed on Section 3.2(e) of the Company Disclosure Schedule (the "Off Plan Options") shall be converted into an option under an applicable stock option plan of Acquiror (a "Replacement Option"). The Replacement Option into which any Company Option is converted shall be exercisable for the number of shares of Acquiror Common Stock equal to the Exchange Ratio multiplied by the number of shares of Company Common Stock subject to such Company Option, rounded down to the nearest whole number of shares. The per share exercise price of the Replacement Option which any Company Option is converted will equal the per share exercise price of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. No cash will be paid in lieu of fractional shares that are rounded down pursuant to this
      Section 3.2. No Replacement Options shall be issued with respect to Company Options that are canceled subsequent to the date of this Agreement and prior to the Effective Time. Notwithstanding anything in this Section
      3.2 to the contrary, each Replacement Option shall contain such terms that are necessary for it to be a substitution for a new option in a transaction to which Section 424(a) of the Code applies. Following the Effective Time, upon surrender of the outstanding Company Options, Acquiror shall deliver to the holders of Options appropriate option agreements with respect to the Replacement Options.

            (f) The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable and to the maximum extent


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      permissible under applicable laws and regulations, and all other terms of each Replacement Option will be the same in all material respects as the corresponding Company Option, and all outstanding Company Options will be accelerated and vest immediately as a result of the Merger. Each Company Option shall be immediately extinguished after issuance of the corresponding Replacement Option by the Acquiror.

            (g) As soon as practicable after the Effective Time, Acquiror shall deliver to each holder of an outstanding Company Option an appropriate notice setting forth such holder's rights pursuant hereto. Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of Replacement Options issued in accordance with this Section 3.2. Promptly after the Effective Time, but in no event later than forty-five (45) days thereafter, Acquiror shall file one or more registration statements on Form S-8 (or any successor form) with respect to the shares of Acquiror Common Stock subject to such Replacement Options (to the extent such a registration statement is available for such options) and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

            (h) At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock (a "Company Stock Warrant") shall by virtue of the Merger be assumed by Acquiror. Each Company Stock Warrant so assumed by Acquiror under this Agreement will continue to have, and be subject to, the same terms and conditions of such warrant immediately prior to the Effective Time, except that (i) each Company Stock Warrant will be exercisable for a number of shares of Acquiror Common Stock equal to that number of shares of Company Common Stock that were subject to such Company Stock Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Acquiror Common Stock and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed Company Stock Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. No cash will be paid in lieu of fractional shares that are rounded down pursuant to this
      Section 3.2.

            (i) As soon as practicable after the Effective Time, Acquiror shall deliver to each holder of an outstanding Company Stock Warrant an appropriate notice setting forth such holder's rights pursuant thereto and such Company Stock Warrant shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.2 after giving effect to the Merger). Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of all Company Stock Warrants pursuant to the terms set forth in this Section 3.2.


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      3.3 Exchange of Certificates Evidencing Company Common Stock and Company
Preferred Stock.

            (a) As of the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with Acquiror's transfer agent, or with such other party designated by Acquiror as is reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock and Company Preferred Stock for exchange in accordance with this Article III, certificates evidencing the shares of Acquiror Common Stock and cash payable in accordance with Section 3.2(b) hereof, as applicable, and cash in lieu of fractional shares in accordance with
      Section 3.3(b) hereof (such cash and certificates for shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto (relating to record dates for such dividends or distributions after the Effective Time), being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 3.2 hereof and paid pursuant to this Section 3.3 in exchange for outstanding shares of Company Common Stock and Company Preferred Stock.

            (b) Promptly after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock and Company Preferred Stock (i) a letter of transmittal which shall specify that delivery of such shares of Company Common Stock or Company Preferred Stock shall be effected, and risk of loss regarding and title to such shares of Company Common Stock or Company Preferred Stock, as the case may be, shall pass, only upon delivery of the Certificates evidencing such shares to the Exchange Agent and (ii) instructions for use in effecting the surrender of such Certificates in exchange for certificates evidencing shares of Acquiror Common Stock and cash payable in accordance with Section 3.2(b) hereof, as applicable, and cash in lieu of fractional shares. Notwithstanding any other provision of this Agreement to the contrary, each holder of shares of Company Common Stock converted pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Company Common Stock represented thereby) shall, upon surrender of such holder's Certificates, receive, in lieu of such fraction of a share, cash (without interest) in an amount equal to such fractional part of a share of Acquiror Common Stock multiplied by the average of the last reported sales prices of shares of Acquiror Common Stock at the end of regular trading hours on the Nasdaq National Market ("Nasdaq") during the ten (10) consecutive trading days ending on and including the last trading day prior to the Effective Time. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such duly executed letter of transmittal, the holder of the shares evidenced by such Certificate shall be entitled to receive in exchange therefor a certificate evidencing that number of whole shares of Acquiror Common Stock and a check representing the amount of cash payable in accordance with Section 3.2(b) hereof, as applicable, and cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate so surrendered pursuant to the provisions of this Article III (after giving effect to any required withholding tax) and the shares evidenced by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on cash in lieu of fractional shares payable to holders of shares of Company Common Stock or Company Preferred Stock. In the event of a transfer of ownership of Company Common Stock or Company


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      Preferred Stock which is not registered in the transfer records of the
      Company, a certificate evidencing the proper number of shares of Acquiror Common Stock, together with a check for the cash payable in accordance with Section 3.2(b), if any, and cash to be paid in lieu of fractional shares, may be issued to the transferee thereof if the Certificate evidencing such Company Common Stock or Company Preferred Stock, as the case may be, is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

            (c) Dividends and other distributions declared after the Effective Time on Acquiror Common Stock issued hereunder shall be paid to the holder surrendering a Certificate as contemplated hereby; provided, however, that no such dividends or other distributions so declared shall be paid in respect of any shares of Company Common Stock or Company Preferred Stock evidenced by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing whole shares of Acquiror Common Stock issued in exchange therefor, without interest at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Acquiror Common Stock and not yet paid, less the amount of any withholding taxes which may be required thereon.

            (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock or Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates evidencing shares of Acquiror Common Stock and cash payable in accordance with Section 3.2(b), if any, and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article
      III. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act shall not be exchanged until Acquiror has received an Affiliate Letter from such person as provided in Section 7.2 hereof.

            (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Acquiror Common Stock) that remains unclaimed by the former stockholders of the Company one year after the Effective Time shall be returned to Acquiror.

            (f) None of Acquiror, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock or Company Preferred Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit with respect thereto by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the shares of Acquiror Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Acquiror Common Stock as provided in Section 3.3(c) hereof, deliverable in respect thereof pursuant to this Agreement.

            (h) Each of the Exchange Agent, Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of state, local or foreign tax law or any other applicable legal requirement. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would have otherwise have been delivered.

      3.4 Dissenter's Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Company Preferred Stock, if any, issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL (a "Dissenting Stockholder") shall not be converted into the right to receive the Merger consideration, as applicable, provided in Section 3.2 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder's right to appraisal under the DGCL. A Dissenting Stockholder may receive payment of the fair value of the shares of Company Common Stock or Preferred Stock, as applicable, issued and outstanding immediately prior to the Effective Time and held by such Dissenting Stockholder ("Dissenting Shares") in accordance with the provisions of the DGCL, provided that such Dissenting Stockholder complies with Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and shall represent only the right to receive the fair value thereof in accordance with the DGCL. If, after the Effective Time, any Dissenting Stockholder fails to perfect or effectively withdraws or otherwise loses such Dissenting Stockholder's right to appraisal, such Dissenting Stockholder's Dissenting Shares shall thereupon be treated as if they had been converted, as of the Effective Time, into the right to receive the Merger consideration set forth in Section 3.2 hereof. The Company shall give Acquiror (a) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served under the DGCL and (b) the opportunity to participate in and direct all negotiations, proceedings or settlements with respect to demands for appraisal under the DGCL. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with Acquiror's prior written consent, settle or offer to settle any such demands.

      3.5 Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of any of Acquiror Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be proportionately adjusted.

      3.6 Indemnification Escrow Agreement. Pursuant to Article XII hereof, the stockholders of the Company shall indemnify and hold the Acquiror and the Surviving

Corporation harmless from and against certain Indemnified Losses (as hereinafter defined). On or prior to Closing, Acquiror, an escrow agent (the "Escrow Agent") mutually agreed upon by Acquiror and the Company, and the Company, on behalf of its stockholders, shall enter into an Indemnification Escrow Agreement in substantially the form of Exhibit 3.5 attached hereto (the "Indemnification Escrow Agreement"). Notwithstanding any other provision in this Agreement to the contrary, in order to secure the indemnification obligations to the Acquiror Indemnified Parties under this Agreement, a certificate evidencing ten percent (10%) of the shares of Acquiror Common Stock which would otherwise be delivered to the stockholders of the Company at Closing pursuant to Section 3.3 hereof (collectively, the "Escrowed Shares") shall be registered in the name of the Escrow Agent, as nominee for the stockholders of the Company, and ten percent (10%) of the aggregate amount of cash which would otherwise be delivered to the stockholders of the Company pursuant to Section 3.3 hereof (the "Escrowed Cash"), shall instead be deposited into and held in escrow pursuant to the terms of the Indemnification Escrow Agreement. Acquiror is hereby directed by the Company, on behalf of each of the Company's stockholders, to deposit the number of Escrowed Shares and amount of Escrowed Cash set forth opposite such stockholder's name in Annex A to the Indemnification Escrow Agreement with the Escrow Agent at the Closing, and Acquiror shall make such deposit as so directed and as contemplated in the preceding sentence.

      3.7 Appointment of Stockholder Representative. By virtue of the approval of this Agreement by the holders of Company Common Stock and Company Preferred Stock, John A. Friede shall be approved and appointed by the Company the "Stockholder Representative" under the Indemnification Escrow Agreement (the "Stockholder Representative") and shall be constituted and appointed as agent and attorney-in-fact for and on behalf of each such holder. The Stockholder Representative shall have full power and authority to represent such holders and their successors with respect to all matters arising under the Indemnification Escrow Agreement and all actions taken by the Stockholder Representative thereunder shall be binding upon all stockholders and their successors as if expressly confirmed and ratified in writing by each of them, including, without limitation, resolving all claims relating to the Escrow Fund (as defined in the Indemnification Escrow Agreement) and any indemnification claims and obligations.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                   OF ACQUIROR

      Except as set forth in the schedules delivered to the Company prior to or simultaneously with the execution hereof (collectively, the "Acquiror Disclosure Schedule"), Acquiror represents and warrants to the Company that the statements contained in this Article IV are true and correct as of the date hereof. The Sections of the Acquiror Disclosure Schedule setting forth exceptions to the representations and warranties contained in this Article IV are numbered to correspond to the applicable sections of this Article IV. Notwithstanding any other provision of this Agreement to the contrary, each exception set forth in the Acquiror Disclosure Schedule will be deemed to qualify each representation and warranty set forth in this Article IV (i) that is specifically identified (by cross-reference or otherwise) in the Acquiror Disclosure Schedule as being qualified by such exception or (ii) with respect to which the relevance of such exception to such representation and warranty is reasonably apparent on the face of the disclosure of such exception.

      4.1 Organization and Qualification. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as it is now being conducted. Acquiror is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a material adverse effect on the business, operations, assets, condition (financial or other) or prospects of Acquiror and its subsidiaries, taken as a whole (any such material adverse effect with respect to Acquiror and its subsidiaries being referred to herein as an "Acquiror Material Adverse Effect"); provided, however, that an Acquiror Material Adverse Effect shall not include (a) any changes, events, circumstances, developments or effects that are
(x) caused by global or national economic or business conditions generally or
(y) attributable to the public announcement or pendency of this Agreement or the performance of this Agreement or (b) a decrease in the market price of Acquiror Common Stock in and of itself.

      4.2 Capitalization.

            (a) Except as set forth in the Acquiror SEC Reports, the authorized capital stock of Acquiror consists of 40,000,000 shares of Acquiror Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share ("Acquiror Preferred Stock"). Except as set forth in the Acquiror SEC Reports, as of October 22, 2003 (i) 10,276,741 shares of Acquiror Common Stock, all of which were validly issued and fully paid and nonassessable and free of preemptive rights, were issued and outstanding, (ii) no shares of Acquiror Preferred Stock were issued and outstanding, (iii) 19,000 shares of Acquiror Common Stock and no shares of Acquiror Preferred Stock were held in the treasury of Acquiror, (iv) 4,000,000 shares of Acquiror Common Stock were reserved for issuance under the Acquiror's Amended and Restated 1996 Stock Option Plan and 500,000 shares under the Acquiror's 2003 Non-Employee Directors' Equity Compensation Plan, of which 2,294,154 shares of Acquiror Common Stock were subject to outstanding options to purchase Acquiror Common Stock pursuant to Acquiror's Amended and Restated 1996 Stock Option Plan and Acquiror's 2003 Non-Employee Directors' Equity Compensation Plan and (v) no shares of Acquiror Common Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Acquiror Common Stock.

            (b) The shares of Acquiror Common Stock issued to stockholders of the Company in the Merger will be, at the Effective Time, duly authorized, validly issued, fully paid and nonassessable and free of preemptive or other similar rights.

            (c) The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, $0.0001 par value per share, of which, as of the date hereof, 1,000 were issued and outstanding. All of such shares have been duly authorized and validly issued and are fully paid and nonassessable, free of any preemptive or other similar right.

            (d) Except for the Rights Agreement, there is no other similar "poison pill" or rights agreement to which Acquiror is bound with respect to any equity securities of Acquiror.

      4.3 Subsidiaries. Each direct and indirect subsidiary of Acquiror (including Merger Sub) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to carry on its business as it is now being conducted and each such subsidiary is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in such good standing will not have an Acquiror Material Adverse Effect. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

      4.4 Power and Authority; Non-contravention; Government Approvals.

            (a) Power and Authority. Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and, subject only to the Acquiror Required Statutory Approvals (as defined in Section 4.4(c) hereof) and the approval of the Acquiror Voting Proposal (as defined below) by Acquiror's stockholders under the rules of the Nasdaq Stock Market, Inc. and the DGCL (the "Acquiror Stockholder Approval"), to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Acquiror Board, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair to and in the best interests of Acquiror and its stockholders, (ii) approved
      (A) this Agreement in accordance with the provisions of the DGCL and the Certificate of Incorporation of Acquiror, as amended, and (B) the filing and recordation of the Certificate of Merger as required by the DGCL,
      (iii) approved the issuance of Acquiror Common Stock in the Merger, (iv) approved the other transactions contemplated by this Agreement and (v) directed that the Acquiror Voting Proposal be submitted to the stockholders of Acquiror for their approval and resolved to recommend that the stockholders of Acquiror vote in favor of the Acquiror Voting Proposal. The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement by Acquiror and Merger Sub have been duly and validly authorized by all necessary corporate action on the part of Acquiror and Merger Sub, subject (in the case of the Merger Agreement) only to the required receipt of the Acquiror Stockholder Approval and the filing and recordation of the Certificate of Merger as required by the DGCL. Assuming this Agreement constitutes the valid and legally binding obligation of the Company, this Agreement constitutes the valid and legally binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity. For purposes of this Agreement, "Acquiror Voting Proposal" shall mean, collectively, the proposal for approval of: (i) this Agreement, (ii) the issuance of the Acquiror Common Stock in the Merger and the other transactions contemplated hereby and (iii) any amendments to stock option plans necessary or advisable in connection with the transactions contemplated hereby.

            (b) Non-contravention. The execution and delivery by each of Acquiror and Merger Sub of the Transaction Documents to which it is a party, the performance by each of Acquiror and Merger Sub of its obligations under such Transaction Documents and the consummation by each of Acquiror and Merger Sub of the transactions contemplated by such Transaction Documents will not (i) contravene any provision of the certificate of incorporation or bylaws thereof, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or any arbitration award which is either applicable to, binding upon or enforceable against Acquiror or Merger Sub, as the case may be, (iii) conflict with, result in any breach of, or constitute a default under, or constitute an event which would with the passage of time or the giving of notice or both constitute a default under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking or obligation material to the business, assets, properties or operations thereof, which is applicable to, binding upon or enforceable against Acquiror or Merger Sub, as the case may be, in any case which conflict, breach, default or right would materially and adversely effect the ability of Acquiror or Merger Sub to consummate the transactions contemplated hereby or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets thereof, except in each of the cases of (i) through (iv) for any such contravention, violation, conflict, breach, default, event or Lien that would not have an Acquiror Material Adverse Effect.

            (c) Government Approvals. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger and the appropriate documents with the relevant authorities of other states or jurisdictions in which Acquiror and Merger Sub are qualified to do business, compliance with any applicable requirements of the HSR Act and any comparable foreign filings or approvals, compliance with any applicable requirements of the Securities Act and the

      Exchange Act and such filings as may be required under any applicable state securities or blue sky laws or the rules and regulations of any securities exchange (such filings and approvals being referred to herein, collectively, as the "Acquiror Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Acquiror or the consummation by Acquiror of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not have an Acquiror Material Adverse Effect.

      4.5 Reports and Financial Statements; Information Provided.

            (a) Since January 1, 2001, Acquiror has filed with the SEC all forms, statements, reports and documents (including those filed subsequent to date hereof and all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act and the Exchange Act (together with all forms, statements, reports and documents which shall be filed subsequent to the date hereof up to the Closing, being referred to herein, collectively, the "Acquiror SEC Reports"). As of their respective dates, the Acquiror SEC Reports did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any such misstatement or omission in any Acquiror SEC Report filed prior to the date of this Agreement which was superseded by a subsequent Acquiror SEC Report filed prior to the date of this Agreement. The consolidated financial statements included in the Acquiror SEC Reports, together with the notes and schedules related thereto (collectively, the "Acquiror Financial Statements"), (i) complied in all material respects with the applicable accounting requirements as set forth in the published rules and regulations of the SEC and (ii) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and (iii) fairly present the consolidated financial position of Acquiror and its subsidiaries as of the respective dates thereof and the results of their operations and changes in financial position for the periods then ended, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

            (b) Each of Acquiror and its subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Acquiror and to maintain accountability for Acquiror's consolidated assets; (iii) access to Acquiror's assets is permitted only in accordance with management's authorization, (iv) the reporting of Acquiror's assets is compared with existing assets at regular intervals; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

            (c) The information to be supplied by or on behalf of Acquiror for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by Acquiror pursuant to which shares of Acquiror Common Stock issuable in connection with the Merger shall be registered under the Securities Act (the "Registration Statement"), or in any Regulation M-A Filing, shall not at the time the Registration Statement or such Regulation M-A Filing is filed with the SEC, at any time the Registration Statement is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Acquiror for inclusion in the joint proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") to be sent to the stockholders of Acquiror in connection with the meeting of Acquiror's stockholders to consider the Acquiror Voting Proposal (the "Acquiror Meeting") and to stockholders of the Company in connection with the Company Meeting (as defined in Section 5.5(c) hereof), which shall be deemed to include all information about or relating to Acquiror, the Acquiror Voting Proposal and the Acquiror Meeting, shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of Acquiror and the Company, or at the time of the Acquiror Meeting, the Company Meeting or the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Acquiror Meeting or the Company Meeting which has become false or misleading. If at any time prior to the Effective Time, any fact or event relating to Acquiror or any of its Affiliates should be discovered by Acquiror or should occur which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Acquiror shall promptly inform the Company of such fact or event.

      4.6 Absence of Undisclosed Liabilities. Neither Acquiror nor any of its subsidiaries (including Merger Sub) had at July 31, 2003, or has incurred since such date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies which (a) are accrued or reserved against in the Acquiror Financial Statements or reflected in the notes thereto, (b) were incurred after July 31, 2003 and were incurred in the ordinary course of business, consistent with past practices, (c) would not have an Acquiror Material Adverse Effect, (d) are disclosed in the Acquiror SEC Reports filed prior to the date hereof, (e) are contemplated by this Agreement or the transactions contemplated hereby or (f) have been discharged or paid in full prior to the date hereof.

      4.7 Absence of Certain Changes or Events. Except as set forth in Section
4.7 of the Acquiror Disclosure Schedule and as set forth in the Acquiror SEC Reports filed prior to the date hereof, since July 31, 2003 (a) there have been no events, changes or occurrences which have had, or would reasonably be expected to have, an Acquiror Material Adverse Effect and (b) Acquiror and its subsidiaries (including Merger Sub) have not changed, in any material respect, the accounting methods or practices followed by Acquiror, including any material change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve.

      4.8 Litigation. Except as set forth in Section 4.8 of the Acquiror Disclosure Schedule and as set forth in the Acquiror SEC Reports filed prior to the date hereof, there are no claims, suits, actions or proceedings pending or, to the knowledge of Acquiror, threatened against, relating to or affecting Acquiror or any of its subsidiaries (including Merger Sub), before any Governmental Authority or arbitrator that seek to restrain the consummation of the Merger or which would reasonably be expected, either alone or in the aggregate with all such claims, suits, actions or proceedings, to have an Acquiror Material Adverse Effect. None of Acquiror or any of its subsidiaries (including Merger Sub) or any of their respective properties or assets is subject to any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have an Acquiror Material Adverse Effect.

      4.9 No Violation of Law; Licenses, Permits and Registrations. Neither Acquiror nor any of its subsidiaries (including Merger Sub) is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which would not reasonably be expected to have an Acquiror Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Authority is pending or, to the knowledge of Acquiror, threatened involving Acquiror or its subsidiaries (including Merger Sub). Each of Acquiror and each of its subsidiaries (including Merger Sub) has all permits, licenses, approvals and authorizations of, and registrations with and under, all federal, state, local and foreign laws, and from all applicable Governmental Authorities, required thereby to carry on its businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations would not reasonably be expected to have an Acquiror Material Adverse Effect.

      4.10 Taxes. All Tax Returns required to be filed prior to the date hereof with respect to Acquiror and its subsidiaries or their respective income, properties, franchises or operations have been timely filed, except for such Tax Returns which are not material to Acquiror. Each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and correct in all material respects. All Taxes due and payable by or with respect to Acquiror and its subsidiaries have been paid or are accrued on the balance sheet included in the Acquiror Financial Statements. Each of Acquiror and its subsidiaries has withheld and paid all Taxes to the appropriate Governmental Authorities required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Except as set forth in Section 4.10 of the Acquiror Disclosure Schedule, with respect to each taxable period of Acquiror and its subsidiaries (a) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against Acquiror or its subsidiaries, other than a deficiency or an adjustment which would not reasonably be expected to have an Acquiror Material Adverse Effect and (b) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Acquiror or any of its subsidiaries.

      4.11 Labor and Employment Matters. Neither Acquiror nor any of its subsidiaries is a party to or bound by any collective bargaining agreement or any other agreement with a labor union; and, to the knowledge of Acquiror, there has been no effort by any labor union during the

24 months prior to the date hereof to organize any employees of Acquiror or any of its subsidiaries into one or more collective bargaining units. There is no pending or, to the knowledge of Acquiror, threatened labor dispute, strike or work stoppage which materially affects or which may materially affect the business of Acquiror or any of its subsidiaries or which may materially interfere with its continued operations. None of Acquiror, its subsidiaries or any agent, representative or employee thereof has, within the last 24 months, committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the knowledge of Acquiror, threatened charge or complaint against Acquiror or any of its subsidiaries by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of Acquiror or any of its subsidiaries during the 24 months prior to the date hereof. Each of Acquiror and its subsidiaries has complied in all material respects with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended.

      4.12 Compliance With Environmental Laws.

            (a) Acquiror (as such term is defined in paragraph (d) of this Section 4.12) is and has at all times been in full compliance with all Environmental Laws (as such term is defined in paragraph (d) of this Section 4.12) governing its business, operations, properties and assets, including, without limitation (i) all requirements relating to the Discharge (as such term is defined in paragraph (d) of this Section 4.12) and Handling (as such term is defined in paragraph (d) of this Section 4.12) of Hazardous Substances (as such term is defined in paragraph (d) of this Section 4.12), (ii) all requirements relating to notice, record keeping and reporting, (iii) all requirements relating to obtaining and maintaining Licenses (as such term is defined in paragraph (d) of this Section 4.12) for the ownership of its properties and assets and the operation of its business as presently conducted, including any required Licenses relating to the Handling and Discharge of Hazardous Substances and (iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.

            (b) There are no, and there is no basis for any, non-compliance orders, warning letters or notices of violation (collectively, "Notices"), or claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations or proceedings (collectively, "Proceedings") pending or, to the knowledge of Acquiror, threatened against or involving Acquiror, or the business, operations, properties or assets of Acquiror, by any Governmental Authority or third party with respect to any Environmental Laws or Licenses issued to Acquiror thereunder in connection with, related to or arising out of the ownership by Acquiror of its properties or assets or the operation of its business, which have not been resolved.

            (c) Except as set forth in Section 4.12(c) of the Acquiror Disclosure Schedule, (i) Acquiror does not use, nor has it used, any Aboveground Storage Tanks (as such term is defined in paragraph (d) of this Section 4.12) or Underground Storage Tanks

      (as such term is defined in paragraph (d) of this Section 4.12), and there are not now nor have there ever been any Underground Storage Tanks beneath any real property currently or previously owned, leased or operated by Acquiror that are required to be registered under any applicable Environmental Laws and (ii) to Acquiror's knowledge, Acquiror has not Discharged Hazardous Substances to, at or upon any site which, pursuant to any Environmental Laws, (x) has been placed on the National Priorities List or its state equivalent or (y) the Environmental Protection Agency or a relevant state agency or other Governmental Authority has notified Acquiror that such Governmental Authority has proposed or is proposing to place on the National Priorities List or its state equivalent.

            (d) For purposes of this Section 4.12 (and Section 5.19, to the extent applicable), the following terms shall have the following meanings:

                  "Aboveground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing aboveground storage tanks.

                  "Acquiror" means Acquiror, any subsidiary thereof or any other
            Affiliate of Acquiror.

                  "Discharge" means any manner of spilling, leaking, dumping, discharging, releasing or emitting, as any of such terms may further be defined in any Environmental Law, into any medium including, without limitation, ground water, surface water, soil, sediments or air.

                  "Environmental Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where Acquiror conducts business, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. ss.9601, et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. ss.6901 et seq. (collectively, "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss.1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. ss.1311, et seq.; the Clean Air Act, as amended (42 U.S.C. ss.7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C. ss.2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. ss.136-136y; the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C.

            ss.11001, et seq. (Title III of SARA); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. ss.651, et seq.

                  "Handle" means any manner of generating, accumulating,
            storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any of such terms may further be defined in any Environmental Law, of any Hazardous Substances or Hazardous Waste.

                  "Hazardous Substances" and "Hazardous Waste" shall be
            construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Laws, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree.

                  "Licenses" means all licenses, certificates, permits,
            approvals and registrations.

                  "Underground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing underground storage tanks.

      4.13 Good Title to and Condition of Assets.

            (a) Each of Acquiror and it subsidiaries has good and marketable title to all of its material properties and assets, other than real property leased by Acquiror or such subsidiaries, whether personal or mixed, tangible or intangible, and wherever located.

            (b) The Acquiror Fixed Assets (as such term is hereinafter defined) currently in use or necessary for the business and operations of Acquiror and each of its subsidiaries are in good operating condition, normal wear and tear excepted. For purposes hereof, the term "Acquiror Fixed Assets" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures used, leased or owned by Acquiror or its subsidiaries.

            (c) Notwithstanding anything contained herein to the contrary, no representation contained in this Section 4.13 shall be made with respect to any Intellectual Property of Acquiror or its subsidiaries (the sole representations with respect to which are made in Section 4.17 below).

      4.14 Insurance. Each of Acquiror and its subsidiaries is covered by valid and enforceable policies of insurance covering its properties, assets and businesses against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts determined to be appropriate by the Acquiror Board. Insurance policies meeting the criteria in the preceding sentence are in full force and effect, and all premiums due thereon have been paid (collectively, the "Acquiror Insurance Policies"). As of the Closing, each of the Acquiror Insurance Policies will be in full force and effect. None of the Acquiror Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement.

      4.15 Affiliated Transactions. Except as disclosed in Acquiror SEC Reports filed prior to the date hereof or as otherwise set forth in Section 4.15 of the Acquiror Disclosure Schedule, neither Acquiror nor any of its subsidiaries has entered into any transaction with any Affiliate of Acquiror or any of its subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

      4.16 Material Contracts. There are no agreements, contracts and commitments to which Acquiror or any of its subsidiaries is a party or is bound that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Acquiror or any of its subsidiaries ("Acquiror Material Contracts"), other than those Acquiror Material Contracts identified on the exhibit indices of the Acquiror SEC Reports filed prior to the date hereof. Except as set forth in Section 4.16 of the Acquiror Disclosure Schedule, (a) each of Acquiror and its subsidiaries has performed, in all material respects, its obligations under the Acquiror Material Contracts to which it is a party to the extent such obligations to perform have accrued and (b) to the knowledge of Acquiror, the other parties to the Acquiror Material Contracts have performed, in all material respects, their respective obligations thereunder. There is no non-competition or other similar agreement, contract, arrangement, understanding, commitment, judgement, injunction or order to which Acquiror or any of its subsidiaries is a party or to which Acquiror or any of its subsidiaries is subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Acquiror or any of its subsidiaries as currently conducted in any material respect.

      4.17 Intellectual Property.

            (a) Section 4.17(a) of the Acquiror Disclosure Schedule lists all of the Registered Intellectual Property ("Acquiror Registered Intellectual Property") and software (other than software that is generally mass-produced and commercially available software) ("Acquiror Software") owned by, developed by or filed in the name of, Acquiror or any subsidiary thereof (collectively, the "Acquiror Intellectual Property").

            (b) Except as set forth in Section 4.17(b) of the Acquiror Disclosure Schedule, no Acquiror Intellectual Property or product or service of Acquiror is the subject of any claim, proceeding or outstanding decree, order, judgment, agreement or stipulation that does or is claimed to restrict in any manner the use, transfer or licensing thereof by Acquiror or which does or is claimed to affect the validity, use or enforceability of any such Acquiror Intellectual Property.

            (c) To Acquiror's knowledge, each item of Acquiror Intellectual Property (excluding any item of Acquiror Registered Intellectual Property that is only covered by a pending application) is valid and subsisting. All necessary registration, maintenance and renewal fees in connection with Acquiror Intellectual Property have been made and, to

      Acquiror's knowledge, all necessary documents and certificates in connection with such Acquiror Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of procuring, perfecting and maintaining such Acquiror Registered Intellectual Property.

            (d) Except as set forth on Section 4.17(d) of the Acquiror Disclosure Schedule (i) Acquiror and each of its subsidiaries owns all right, title and interest to each item of Intellectual Property purported to be owned by it and used in connection with the operation and conduct of its business, including the Acquiror Intellectual Property listed in
      Section 4.17(a) of the Acquiror Disclosure Schedule, free and clear of any Lien, and (ii) Acquiror and each subsidiary thereof is the exclusive owner of all trademarks, service marks and trade names used in connection with the operation or conduct of its business, including the sale of any products or drug candidates or the provision of any services thereby.

            (e) To the extent that any work, invention, software or material has been developed or created by an employee or a third party for Acquiror or any of its subsidiaries, Acquiror or such subsidiary, as the case may be, has a valid and enforceable written agreement with such employee or third party that transfers, or contains an undertaking to transfer, to Acquiror or such subsidiary full ownership of, or a valid exclusive license to use, all Intellectual Property in such work, software, material or invention.

            (f) Except as set forth in Section 4.17(f) of the Acquiror Disclosure Schedule, neither Acquiror nor any of its subsidiaries has transferred to any third party ownership of, or granted to any third party any exclusive license with respect to, any Intellectual Property that is or was Acquiror Intellectual Property.

            (g) Section 4.17(g) of the Acquiror Disclosure Schedule lists all contracts, licenses and agreements to which Acquiror and each of its subsidiaries is a party that are currently in effect (i) with respect to Intellectual Property licensed or offered by the Company or any of its subsidiaries to any third party or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to Acquiror or any of its subsidiaries, other than contracts, licenses or agreements relating to generally commercially available software. Except as set forth in
      Section 4.17(a) of the Acquiror Disclosure Schedule, the contracts, licenses and agreements listed in Section 4.17(g) of the Acquiror Disclosure Schedule are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Acquiror and each of its subsidiaries is in compliance in all material respects with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Acquiror, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements.

            (h) Section 4.17(h) of the Acquiror Disclosure Schedule lists all contracts, licenses and agreements between Acquiror or any of its subsidiaries, on the one hand, and any third party, on the other hand, wherein or whereby Acquiror or any such subsidiary has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by Acquiror or any such subsidiary of the Intellectual Property of any other third party.

            (i) Except as set forth in Section 4.17(j) of the Acquiror Disclosure Schedule, to Acquiror's knowledge, the operation of the business of Acquiror and each of its subsidiaries, including Acquiror's and each such subsidiary's design, development, manufacture, marketing and sale of the products or services (including products and drug candidates currently under development), has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

            (j) To Acquiror's knowledge (i) no other Person claims the right to use, in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any trademarks or service marks owned by Acquiror or any of its subsidiaries,
      (ii) no other Person asserts ownership rights in any of the Intellectual Property owned by Acquiror or any of its subsidiaries and (iii) no other Person is infringing any rights of Acquiror or any of its subsidiaries in any of Intellectual Property owned by Acquiror.

            (k) Each of Acquiror and its subsidiaries has taken reasonable steps to protect its rights in its confidential information and trade secrets or any trade secrets or confidential information of third parties provided thereto and, without limiting the foregoing, each of Acquiror and its subsidiaries has and enforces a policy requiring each employee and contractor with access to Intellectual Property of Acquiror or such subsidiaries to execute a proprietary information/confidentiality agreement substantially in Acquiror's standard form as then in effect and all current employees and contractors of Acquiror and each such subsidiary have executed such an agreement.

      4.18 Brokers and Finders. Except with respect to Bear, Stearns & Co. Inc.
(a) Acquiror has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Acquiror to pay any finder's fees, brokerage or agent commissions or other similar payments in connection with the transactions contemplated hereby and (b) there is no claim for payment by Acquiror of any investment banking fees, finder's fees, brokerage or agent commissions or other similar payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      4.19 Opinion of Financial Advisor. The financial advisor of Acquiror, Bear, Stearns & Co. Inc., has delivered to Acquiror an opinion, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to Acquiror from a financial point of view.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the schedules delivered to Acquiror and Merger Sub prior to or simultaneously with the execution hereof (collectively, the "Company Disclosure Schedule"), the Company represents and warrants to Acquiror and Merger Sub that the statements contained in this Article V are true and correct as of the date hereof. The Sections of the Company Disclosure Schedule setting forth exceptions to the representations and warranties in this Article V are numbered to correspond to the applicable sections of this Article V. Notwithstanding any other provision of this Agreement to the contrary, each exception set forth in the Company Disclosure Schedule will be deemed to qualify each representation and warranty set forth in this Article V (i) that is specifically identified (by cross-reference or otherwise) in the Company Disclosure Schedule as being qualified by such exception or (ii) with respect to which the relevance of such exception to such representation and warranty is reasonably apparent on the face of the disclosure of such exception.

      5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a material adverse effect on the business, operations, assets, condition (financial or other) or prospects of the Company and its subsidiaries, taken as a whole (any such material adverse effect with respect to the Company and its subsidiaries being referred to herein as a "Company Material Adverse Effect"); provided, however, that a Company Material Adverse Effect shall not include any changes, events, circumstances, developments or effects that are (a) caused by global or national economic or business conditions generally or (b) attributable to the public announcement or pendency of this Agreement or the performance of this Agreement.

      5.2 Capitalization.

            (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, par value $0.0001 per share, and 8,000,000 shares of Company Preferred Stock, of which 1,000,000 shares have been designated Series A Preferred, par value $0.0001 per share, 4,000,000 shares have been designated Series B Preferred, par value $0.0001 per share, and 3,000,000 shares have been designated Series C Preferred, par value $0.0001 per share. As of October __, 2003, (i) 3,631,997 shares of Company Common Stock were issued and outstanding, (ii) 374,748 shares of Series A Preferred Stock were issued and outstanding,
      (iii) 1,861,909 shares of Series B Preferred Stock were issued and outstanding, (iv) 1,336,152 shares of Series C Preferred Stock were issued and outstanding and (v) 75,599 shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company. Except as set forth in Section 5.2(a) of the Company Disclosure Schedule, all outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, full paid and non-assessable and are not subject to preemptive rights.

            (b) The Company has reserved 3,785,211 shares of Common Stock for issuance to employees and consultants pursuant to the Company Employee Plans of which 2,039,459 shares are subject to outstanding, unexercised options and 1,745,752 shares remain available for future grant. There are 362,245 shares of Common Stock subject to Off Plan Options. Section 5.2(b) of the Company Disclosure Schedule sets forth for each outstanding, unexercised Company Option and each Off Plan Option granted under the Option Plan, as applicable, the name of the holder of such Company Option or Off Plan Option, as applicable, the number of shares of Common Stock subject to such Company Option or Off Plan Option, as applicable, the exercise price of such option and the vesting schedule for such Company Option or Off Plan Option, as applicable. The schedule of domicile addresses for each such holder to be provided by the Company in accordance with Section 7.19 hereof shall be true and accurate for each such holder as of the date so provided. Except for the Company Options or as otherwise described in Section 5.2(b) of the Company Disclosure Schedule, there are no outstanding options or rights or warrants (including any right of conversion or exchange under any outstanding security, instrument or other agreement) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment. Except as described in Section 5.2(b) of the Company Disclosure Schedule, none of the outstanding options or rights or warrants (including any right of conversion or exchange under any outstanding security, instrument or other agreement) shall become exerciseable upon the consummation of the transactions contemplated hereby. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Except for the Company Options or as otherwise described in Section 5.2(b) of the Company Disclosure Schedule, (i) there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company and (ii) the Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

            (c) Section 5.2(c) of the Company Disclosure Schedule sets forth the name, address and the number of outstanding shares of each class of its capital stock owned of record or beneficially by, each stockholder of the Company. As of the date hereof, such stockholders constitute all of the holders of all issued and outstanding shares of capital stock of the Company.

            (d) Except as set forth in Section 5.2(d) of the Company Disclosure Schedule, all sales of equity securities by the Company prior to the date hereof have been made in compliance in all material respects with applicable federal and state securities laws.

      5.3 Subsidiaries. The name and jurisdiction of incorporation or organization of each direct and indirect subsidiary of the Company (including, without limitation, any corporation, partnership, limited liability company, joint venture or other business entity in which the Company owns, directly or indirectly, any outstanding voting securities of, or other interests in, or has control of such entity) is set forth in Section 5.3 of the Company Disclosure Schedule. Each such subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation and has the requisite power and authority to carry on its business as it is now being conducted and each such subsidiary is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated thereby or the nature of the business conducted thereby makes such qualification necessary, except where the failure to be so qualified and in such good standing will not have a Company Material Adverse Effect. There are no subscriptions or rights relating to the issuance of any shares of capital stock of any such subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

      5.4 Power and Authority; Non-contravention; Government Approvals.

            (a) Power and Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and, subject only to the Company Required Statutory Approvals (as defined in Section 5.4(c) hereof) and the approval of the Company Voting Proposal (as defined below) by the Company's stockholders (including applicable class votes) under the DGCL (the "Company Stockholder Approval"), to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (ii) approved (A) this Agreement in accordance with the provisions of the DGCL and the Certificate of Incorporation of the Company, as amended, and (B) the filing and recordation of the Certificate of Merger as required by the DGCL; (iii) approved the other transactions contemplated by this Agreement and (iv) directed that the Company Voting Proposal be submitted to the stockholders of the Company for their approval and resolved to recommend that the stockholders of the Company vote in favor of the Company Voting Proposal. The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company, subject (in the case of the Merger Agreement) only to the required receipt of the Company Stockholder Approval and the filing and recordation of the Certificate of Merger as required by the DGCL. Assuming this Agreement constitutes valid and legally binding obligations of the Acquiror and Merger Sub, this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by
      (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity. For purposes of this Agreement, "Company Voting Proposal" shall mean, collectively, the proposal for approval of (i) this Agreement and the Merger and (ii) the amendment and restatement of the Company's Certificate of Incorporation as contemplated by the Voting Agreement contemplated by
      Section 8.3(l) hereof (the "Company Amended Certificate").

            (b) Non-contravention. Except as set forth in Section 5.4(b) of the Company Disclosure Schedule, the execution and delivery of the Transaction Documents to which it is a party by the Company, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated by such Transaction Documents will not
      (i) contravene any provision of the certificate of incorporation or bylaws of the Company, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or any arbitration award which is either applicable to, binding upon or enforceable against the Company, (iii) conflict with, result in any breach of, or constitute a default under, or constitute an event which would with the passage of time or the giving of notice or both constitute a default under, or give rise to a right to terminate, amend, modify, abandon or accelerate the maturity of or to be entitled to a penalty or other payment or price reduction under, any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking or obligation material to the business, assets, properties or operations of the Company, which is applicable to, binding upon or enforceable against the Company or (iv) result in or require the creation or imposition of any Lien other than Permitted Liens upon or with respect to any of the property or assets of the Company, except in each of the cases of (i) through (iv) for any such contravention, violation, conflict, breach, default, event or Lien that would not have a Company Material Adverse Effect.

            (c) Government Approvals. Except for the filing of the Company Amended Certificate with the Secretary of State of the State of Delaware and the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger and the appropriate documents with the relevant authorities of other states or jurisdictions in which the Company is qualified to do business, compliance with any applicable requirements of the HSR Act and any comparable foreign filings or approvals, compliance with any applicable requirements of the Securities Act and the Exchange Act and such filings as may be required under any applicable state securities or blue sky laws (such filings and approvals being herein referred to, collectively, as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval or permit of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not have a Company Material Adverse Effect.

      5.5 Financial Statements; Information Provided.

            (a) Attached to Section 5.5 of the Company Disclosure Schedule are true copies of (i) the financial statements of the Company as of and for the periods ended December 31, 2000, 2001 and 2002, including the notes thereto, audited by Ernst & Young LLP (collectively, the "Company Financial Statements") and (ii) the unaudited financial statements of the Company for the nine-month period ended September 30, 2003 (such unaudited financial statements being referred to herein, collectively, as the "Interim Financial Statements"). The balance sheet of the Company, dated as of December 31, 2002, included in the Financial Statements is referred to herein as the "Current Balance Sheet." The Company shall provide such additional unaudited quarterly financial statements for the Company as and when they become available after the date of this Agreement and before the Closing Date. The Company Financial Statements and the Interim Financial Statements fairly present in all material respects the financial position of the Company as of the respective dates of the balance sheets included therein and the results of the Company's operations, cash flows and stockholders' equity for the respective periods indicated and such presentation is all in accordance with generally accepted accounting principles consistently applied throughout such periods, subject in the case of the Interim Financial Statements, to normal year-end adjustments and the lack of footnotes and other presentation items.

            (b) Each of the Company and its subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate controls which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company's consolidated assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization, (iv) the reporting of the Company's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

            (c) The information to be supplied by or on behalf of the Company for inclusion in the Registration Statement or in any Regulation M-A Filing shall not at the time the Registration Statement or such Regulation M-A Filing is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Company for inclusion in the Joint Proxy Statement/Prospectus to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the proposed Company Stockholder Approval (the "Company Meeting") and to stockholders of Acquiror in connection with the Acquiror Meeting, which shall be deemed to include all information about or relating to the Company, the proposed Company Stockholder Approval and the Company Meeting, shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company and Acquiror, or at the time of the Company Meeting or the Acquiror Meeting or the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting or the Acquiror Meeting which shall have become false or misleading. If at any time prior to the Effective Time, any fact or event relating to the Company or any of its Affiliates should be discovered by the Company or should occur which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Acquiror of such fact or event.

      5.6 Absence of Undisclosed Liabilities. Except as set forth in Section 5.6 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries had at the date of the Current Balance Sheet, or since the date of the Current Balance Sheet, has incurred, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies which (a) are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto, (b) were incurred after the date of the Current Balance Sheet and were incurred in the ordinary course of business, consistent with past practices, (c) are contemplated by this Agreement or the transactions contemplated hereby, (d) would not have a Company Material Adverse Effect or (e) have been discharged or paid in full prior to the date hereof.

      5.7 Absence of Certain Changes or Events. Since the date of the Current Balance Sheet, and except as set forth in Section 5.7 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has (a) made any distribution of or with respect to its capital stock or other securities or purchased or redeemed any of its securities; (b) paid any bonus to or increased the rate of compensation of any of its executive officers or amended any other terms of employment of such persons other than in the ordinary course of business; (c) sold, leased or transferred any of its material properties or assets other than in the ordinary course of business consistent with past practice; (d) made or obligated itself to make capital expenditures other than in the ordinary course of business consistent with past practice; (e) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (f) incurred any obligations or liabilities or entered into any transaction or series of transactions involving in excess of $100,000 in the aggregate, other than in the ordinary course of business consistent with past practice, except for this Agreement and the transactions contemplated hereby; (g) suffered any theft, damage, destruction, casualty or extraordinary loss, not covered by insurance and for which a timely claim was filed, in excess of $100,000 in the aggregate; (h) suffered any extraordinary losses (whether or not covered by insurance); (i) waived, canceled, compromised or released any material rights having a value in excess of $100,000 in the aggregate; (j) made or adopted any material change in its accounting methods, practices or policies (including any material change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve); (k) terminated, amended or modifying any agreement involving an amount in excess of $100,000; (l) delayed paying any accounts payable which are due and payable except to the extent being contested in good faith; (m) made or pledged any charitable contribution in excess of $100,000; (n) entered into any other transaction or been subject to any event, change or occurrence which has or may have a Company Material Adverse Effect; or (o) agreed to do or authorized any of the foregoing.

      5.8 Litigation. Except as set forth in Section 5.8 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is a party or, to the Company's knowledge, threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. Section 5.8 of the Company Disclosure Schedule sets forth, with respect to each matter listed thereon, the name, address, telephone number and facsimile number of the legal counsel handing such matter on behalf of the Company. None of the actions, suits, proceedings, hearings, and investigations set forth in the Company Disclosure Schedule would reasonably be expected to result in any Material Adverse Effect on the Company. Without limiting the generality of the foregoing, no action, suit, or proceeding is pending or, to the Company's knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Company to own any material portion of its assets or affect adversely, in any material respect, the right of the Company to operate its business, and no such injunction, judgment, order, decree, ruling, or charge is in effect. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which the Company was a party which have not been complied with in full and in any event does not prohibit or restrict the consummation of the transactions contemplated hereby or would have a Company Material Adverse Effect.

      5.9 No Violation of Law; Licenses, Permits and Registrations. Neither the Company nor any of its subsidiaries is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Authority is pending or, to the knowledge of the Company, threatened involving the Company or its subsidiaries. Each of the Company and each of its subsidiaries has all permits, licenses, approvals and authorizations of, and registrations with and under, all federal, state, local and foreign laws, and from all applicable Governmental Authorities, required thereby to carry on its businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations would not reasonably be expected to have a Company Material Adverse Effect.

      5.10 Taxes. Except as set forth in Section 5.10 of the Company Disclosure Schedule, all Tax Returns required to be filed prior to the date hereof with respect to the Company and its subsidiaries or their respective income, properties, franchises or operations have been timely filed. Each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and correct in all material respects. All Taxes due and payable by or with respect to the Company and its subsidiaries have been paid or are accrued on the balance sheet included in the Company Financial Statements. Each of the Company and its subsidiaries has withheld and paid all Taxes to the appropriate Governmental Authorities required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. With respect to each taxable period of the Company and its subsidiaries: (a) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against the Company or its subsidiaries, other than a deficiency or an adjustment which would not reasonably be expected to have a Company Material Adverse Effect, (b) neither the Company nor any of its subsidiaries has consented to extend the time in which any Taxes may be assessed or collected by any taxing authority, (c) neither the Company nor any of its subsidiaries has requested or been granted an extension of the time for filing any Tax Return, (d) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, or pending or, to the knowledge of the Company, threatened against or with respect to the Company or any of its subsidiaries regarding Taxes and (e) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its subsidiaries.

      5.11 Labor and Employment Matters. Section 5.11 of the Company Disclosure Schedule sets forth the name and current rate of compensation of each employee of the Company and its subsidiaries. Neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining agreement or any other agreement with a labor union; and, to the knowledge of the Company, there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of the Company or any of its subsidiaries into one or more collective bargaining units. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage which materially affects or which may materially affect the business of the Company or any of its subsidiaries or which may materially interfere with its continued operations. None of the Company, its subsidiaries or any agent, representative or employee thereof has, within the last 24 months, committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the knowledge of the Company, threatened charge or complaint against the Company or any of its subsidiaries by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of the Company or any of its subsidiaries during the 24 months prior to the date hereof. Each of the Company and its subsidiaries has complied in all material respects with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended. Except as set forth in Section 5.11 of the Company Disclosure Schedule, the Company has no knowledge that any executive or key employee or group of employees of the Company or any of its subsidiaries has any plans to terminate employment with the Company or such subsidiaries as a result of the transactions contemplated hereby or otherwise.

      5.12 Employee Benefit Plans.

            (a) Section 5.12 of the Company Disclosure Schedule sets forth a list of each material Employee Benefit Plan of the Company and its subsidiaries. Neither the Company nor any of its subsidiaries has been a participating employer in any "multiemployer plan" within the meaning of
      Section 3(37) of ERISA within the last six years, except to the extent that any employee benefit plan in which the Company or any of its subsidiaries is or was the sole participating entity may be deemed to be or have been such a multiemployer plan. All Employee Benefit Plans of the Company and its subsidiaries have been administered at all times and are being administered in compliance in all material respects with their terms and applicable law, including, where applicable, ERISA and the Code and the regulations promulgated thereunder. Except as set forth in Section 5.12(a) of the Company Disclosure Schedule, the Company has made or accrued on the appropriate balance sheet all contributions due to date under or with respect to such Employee Benefit Plans. With respect to each Employee Benefit Plan of the Company and its subsidiaries, (i) no "reportable event," as defined in Section 4043 of ERISA, exists that would constitute grounds for termination of such Employee Benefit Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such Employee Benefit Plan, in each case as contemplated by Section 4042 of ERISA; (ii) none of the Company or any of its subsidiaries or any fiduciary, trustee, or administrator of any such Employee Benefit Plan has engaged in a "prohibited transaction" as defined in Section 4975 of the Code or a "prohibited transaction" as defined in Section 406 of ERISA that could reasonably be expected to subject the Company or any such subsidiaries to any material tax imposed by Section 4975 of the Code or any material penalty imposed by Section 502 of ERISA; and (iii) there is no current matter, including (without limitation) any matter involving the administration and operation of such Employee Benefit Plans, which would reasonably be expected to result in any such Employee Benefit Plan being deemed to be not in substantial compliance with the pertinent provisions of any law, regulation or ruling applicable thereto and which would reasonably be expected to impose any material liability upon the Company or any of its subsidiaries. No accumulated funding deficiency under
      Section 302 of ERISA or Section 412 of the Internal Revenue Code, whether or not waived, exists with respect to any such Employee Benefit Plan that is subject to either of such sections.

            (b) With respect to all Employee Benefit Plans of the Company which are group health plans, all such plans have been operated in compliance in all material respects with applicable law, including the group health plan continuation coverage requirements of Section 4980B of the Code, to the extent such requirements are applicable.

            (c) Each Employee Benefit Plan of the Company that is intended to be a qualified plan, as described in Section 401(a) of the Internal Revenue Code (i) has received from the Internal Revenue Service a determination that such Employee Benefit Plan is a qualified plan under section 401 of the Internal Revenue Code, (ii) has been timely and properly amended so as to comply in all material respects with all laws applicable to such Employee Benefit Plans and (iii) has received a favorable determination letter issued by the Internal Revenue Service to the extent required by all applicable laws. Section 5.12(c) of the Company Disclosure Schedule sets forth a list of all required reports and descriptions (including, but not limited to, Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) that have not been properly and timely filed or distributed with respect to each Employee Benefit Plan of the Company and its subsidiaries.

      5.13 Compliance With Environmental Laws.

            (a) The Company (as such term is defined in paragraph (g) of this Section 5.13) is and has at all times been in full compliance with all Environmental Laws governing its business, operations, properties and assets, including, without limitation (i) all requirements relating to the Discharge and Handling of Hazardous Substances, (ii) all requirements relating to notice, record keeping and reporting, (iii) all requirements relating to obtaining and maintaining Licenses for the ownership of its properties and assets and the operation of its business as presently conducted, including Licenses relating to the Handling and Discharge of Hazardous Substances and (iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.

            (b) There are no, and there is no basis for any Notices or Proceedings pending or, to the knowledge of the Company, threatened against or involving the Company, or the business, operations, properties or assets of the Company, by any Governmental

      Authority or third party with respect to any Environmental Laws or Licenses issued to the Company thereunder in connection with, related to or arising out of the ownership by the Company of its properties or assets or the operation of its business which have not been resolved or which would impose any obligation, burden or continuing liability on Acquiror or the Company in the event that the transactions contemplated hereby are consummated.

            (c) The Company has not Handled or Discharged, nor has it allowed or arranged for any third party to Handle or Discharge, Hazardous Substances to, at or upon: (i) any real property currently or previously owned, leased or operated by the Company or (ii) any site which, pursuant to any Environmental Laws, (x) has been placed on the National Priorities List or its state equivalent or (y) the Environmental Protection Agency or a relevant state agency or other Governmental Authority has notified the Company that such Governmental Authority has proposed or is proposing to place on the National Priorities List or its state equivalent.

            (d) The Company Disclosure Schedule identifies the operations and activities, and locations thereof, which have been conducted or are being conducted by the Company on any real property currently or previously owned, leased or operated by the Company which have involved the Handling or Discharge of Hazardous Substances.

            (e) The Company does not use, nor has it used, any Aboveground Storage Tanks or Underground Storage Tanks, and there are not now nor have there ever been any Underground Storage Tanks beneath any real property currently or previously owned, leased or operated by the Company that are required to be registered under any applicable Environmental Laws.

            (f) The Company Disclosure Schedule identifies (i) all environmental audits, assessments and occupational health studies undertaken by the Company or its agents or, to the knowledge of the Company, undertaken by any Governmental Authority, or any third party, relating to or affecting the Company or any real property currently or previously owned, leased or operated by the Company; (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by the Company or its agents or, to the knowledge of the Company, undertaken by any Governmental Authority or any third party, relating to or affecting the Company or any real property currently or previously owned, leased or operated by the Company which indicate the presence of Hazardous Substances at levels requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws; and (iii) all material written communications between the Company and any Governmental Authority arising under or related to Environmental Laws.

            (g) For purposes of this Section 5.13, the term "Company" means the Company, any subsidiary thereof or any other Affiliate of the Company.

      5.14 Real Estate. Neither the Company nor any of its subsidiaries owns any parcels of real property. Section 5.14 of the Company Disclosure Schedule sets forth (a) a list of all real property leases or similar agreements to which the Company or any of its subsidiaries is a party (each, a "Real Property Lease"), true and complete copies of which have previously been furnished to Acquiror, (b) the lessor and lessee of each Real Property Lease and the date and term of each Real Property Lease and (c) the street address of each property covered by each Real Property Lease (the "Leased Premises"). The Real Property Leases are in full force and effect and have not been amended, and neither the Company nor, to the knowledge of the Company, any other party thereto is in default or breach thereunder. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or material default by the Company under any of such Real Property Leases and, to Company's knowledge, there is no breach or anticipated breach by any other party thereto. With respect to each of the Leased Premises: (i) the Company has valid leasehold interests or other rights of use and occupancy in such Leased Premises, free and clear of any Liens; (ii) such Leased Premises are properly zoned for the uses to which the Company puts such Leased Premises, are in good repair and condition, reasonable wear and tear excepted, and are sufficient to satisfy the Company's normal business activities as conducted thereat; (iii) each of the Leased Premises (w) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the Company's business as presently conducted at such parcel; and (x) is served by all utilities in such quantity and quality as are reasonably sufficient to satisfy the current normal business activities as conducted at such Leased Premises; and (iv) the Company has not received notice of any condemnation proceeding with respect to any portion of such Leased Premises or any access thereto and, to the knowledge of the Company, no such proceeding is contemplated by any Governmental Authority.

      5.15 Good Title to and Condition of Assets.

            (a) Each of the Company and it subsidiaries has good and marketable title to all of its material Assets (as such term is hereinafter defined), free and clear of any Liens other than Permitted Liens. For purposes of this Agreement, the term "Assets" means all of the properties and assets of the Company and its subsidiaries which are reflected on the Current Balance Sheet or acquired after the date of the Current Balance Sheet (except assets or properties sold or otherwise disposed of in the ordinary course of business since such date), other than the Leased Premises, whether personal or mixed, tangible or intangible, and wherever located.

            (b) The Fixed Assets (as such term is hereinafter defined) currently in use or necessary for the business and operations of the Company and each of its subsidiaries are in good operating condition, normal wear and tear excepted. For purposes of this Agreement, the term "Fixed Assets" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures used, leased or owned by the Company or its subsidiaries.

            (c) Notwithstanding anything contained herein to the contrary, no representation contained in this Section 5.15 shall be made with respect to any Intellectual Property of the Company or its subsidiaries (the sole representations with respect to which are made in Section 5.23 below).

      5.16 Insurance. Each of the Company and its subsidiaries is covered by valid and enforceable policies of insurance covering its properties, assets and businesses against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts typically and reasonably carried by such corporations. Insurance policies meeting the criteria in the preceding sentence are in full force and effect, and all premiums due thereon have been paid (collectively, the "Company Insurance Policies"). As of the Closing, each of the Company Insurance Policies will be in full force and effect. None of the Company Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. Each of the Company and its subsidiaries has complied with the provisions of such Company Insurance Policies. Section 5.16 of the Company Disclosure Schedule contains (a) a complete and correct list of all Company Insurance Policies and all amendments and riders thereto (copies of which have been provided or made available to Acquiror) and (b) a description of each pending claim under any of the Company Insurance Policies, or any insurance policy previously in effect, for an amount in excess of $100,000 that relates to loss or damage to the properties, assets or businesses of the Company.

      5.17 Relationships with Customers and Suppliers; Affiliated Transactions. No current customer of the Company or any of its subsidiaries that was responsible for five percent or more of the Company's revenue during the Company's last full fiscal year has, to the knowledge of the Company, threatened in writing to terminate its business relationship with the Company or any such subsidiary for any reason. Neither the Company nor any of its subsidiaries has any direct or indirect interest in any customer, supplier or competitor of the Company or such subsidiary, or in any Person from whom or to whom the Company or such subsidiary leases real or personal property. Except as set forth in Section
5.17 of the Company Disclosure Schedule, no officer, director or stockholder of the Company or any of its subsidiaries, nor any person related by blood or marriage to any such officer, director or stockholder, nor any entity in which any such officer, director or stockholder owns any beneficial interest, is a party to any agreement or transaction with the Company or any such subsidiary or has any interest in any property used by the Company or any such subsidiary.

      5.18 Bank Accounts; Business Locations. Section 5.18 of the Company Disclosure Schedule sets forth all accounts of the Company and each of its subsidiaries with any bank, broker or other depository institution and the names of all persons authorized to withdraw funds from each such account. As of the date hereof, neither the Company nor any of its subsidiaries has any office or place of business other than as identified in such Section 5.18 of the Company Disclosure Schedule and the respective principal places of business and chief executive offices of the Company and each of its subsidiaries are indicated in such Section 5.18 and all locations where the equipment, inventory, chattel paper and books and records of the Company and its subsidiaries are located, as of the date hereof, are fully identified in Section 5.18 of the Company Disclosure Schedule.

      5.19 Names; Prior Acquisitions. All names under which the Company and each of its subsidiaries does business, as of the date hereof, are specified in
Section 5.19 of the Company Disclosure Schedule. Except as set forth in Section
5.19 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past three years.

      5.20 Material Contracts.

            (a) The following agreements, contracts and commitments to which the Company or any of its subsidiaries is a party or is bound are referred to herein, collectively, as the "Company Material Contracts":

                  (i) any employment or consulting agreement, contract or
            commitment with any executive officer or member of the Company Board, other than those that are terminable by the Company or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to the Company;

                  (ii) any agreement or plan, including (without limitation) any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                  (iii) any agreement of indemnification or any guaranty other than, in either case, as entered into in the ordinary course of business;

                  (iv) any agreement, contract or commitment containing any
            covenant limiting in any respect the right of the Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

                  (v) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of assets in excess of $250,000 not in the ordinary course of business or pursuant to which the Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, limited liability company, joint venture or other business enterprise other than the Company's subsidiaries;

                  (vi) any dealer, distributor, joint marketing or development agreement currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which the Company or any of its subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by the Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

                  (vii) any material agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any product or service of the Company or any of its subsidiaries or any material agreement, contract or commitment currently in force to sell or distribute any products or services of the

            Company or any of its subsidiaries, including any material agreement, contract or commitment related to any Intellectual Property owned by the Company or any of its subsidiaries, except agreements with distributors or sales representative in the ordinary course of business cancelable without penalty upon notice of ninety
            (90) days or less and substantially in the form previously provided to Acquiror;

                  (viii) any mortgage, indenture, guarantee, loan or credit
            agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business;

                  (ix) any settlement agreement entered into during the
            five-year period preceding the date hereof;

                  (x) any other agreement, contract or commitment (i) in
            connection with or pursuant to which the Company and its subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $250,000 during the current calendar year or during the next calendar year, (ii) the termination, expiration or loss of the other contracting party's performance of which would reasonably be expected to have a Company Material Adverse Effect or (iii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC rules); or

                  (xi) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to the Company or any of its subsidiaries.

            (b) Section 5.20 of the Company Disclosure Schedule contains a true and complete list of the Company Material Contracts not set forth in
      Section 5.23(g) of the Company Disclosure Schedule. The Company has provided or made available a complete and correct copy of each Material Contract to Acquiror. Each of the Company and each of its subsidiaries has performed, in all material respects, its obligations under the Company Material Contracts to which it is a party to the extent such obligations to perform have accrued. To the knowledge of the Company, the other parties to the Company Material Contracts have performed, in all material respects, their respective obligations thereunder. All the Company Material Contracts are in full force and effect in the form provided or made available to Acquiror.

      5.21 Brokers and Finders. Except with respect to CIBC World Markets Corp.,
(a) the Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any finder's fees, brokerage or agent commissions or other similar payments in connection with the transactions contemplated hereby and (b) there is no claim for payment by the Company of any investment banking fees, finder's fees, brokerage or agent commissions or other similar payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

      5.22 Opinion of Financial Advisor. The Company Board has received the opinion of CIBC World Markets Corp. to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

      5.23 Intellectual Property.

            (a) Section 5.23(a) of the Company Disclosure Schedule lists all of the Registered Intellectual Property ("Company Registered Intellectual Property") and software (other than software that is generally mass-produced and commercially available software) ("Company Software") owned by, developed by or filed in the name of, the Company or any subsidiary thereof (collectively, the "Company Intellectual Property").

            (b) Section 5.23(b) of the Company Disclosure Schedule lists all unresolved claims that have been asserted by or against the Company or its subsidiaries, including, without limitation, all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office ("PTO") or equivalent authority anywhere in the world), that are related to any Company Intellectual Property or claimed to be owned by a third party. Except as set forth in Section 5.23(b) of the Company Disclosure Schedule, no Company Intellectual Property or product or service of the Company is the subject of any claim, proceeding or outstanding decree, order, judgment, agreement or stipulation that does or is claimed to restrict in any manner the use, transfer or licensing thereof by the Company or which does or is claimed to affect the validity, use or enforceability of any Company Intellectual Property.

            (c) To Company's knowledge, each item of Company Intellectual Property (excluding any item of Company Intellectual Property that is only covered by a pending application) is valid and subsisting. All necessary registration, maintenance and renewal fees in connection with Company Intellectual Property have been made and, to the Company's knowledge, all necessary documents and certificates in connection with Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of procuring, perfecting and maintaining such Company Registered Intellectual Property.

            (d) Except as set forth on Section 5.23(d) of the Company Disclosure Schedule (i) the Company and each of its subsidiaries owns all right, title and interest to each item of Intellectual Property purported to be owned by it and used in connection with the operation or conduct of its business, including the Company Intellectual Property listed in Section 5.23(a) of the Company Disclosure Schedule, free and clear of any Lien other than Permitted Liens and (ii) the Company and each subsidiary thereof is the exclusive owner of all trademarks, service marks and trade names used in connection with the operation or conduct of its business, including the sale of any products or drug candidates or the provision of any services thereby.

            (e) To the extent that any work, invention, software or material has been developed or created by an employee or a third party for the Company or any of its subsidiaries, the Company or such subsidiary, as the case may be, has a valid and enforceable written agreement with such employee or third party that transfers to the Company or such subsidiary full ownership of or a valid exclusive license to use, all Intellectual Property in such work, software, material or invention.

            (f) Except as set forth in Section 5.23(f) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has transferred to any third party ownership of, or granted to any third party any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property.

            (g) Section 5.23(g) of the Company Disclosure Schedule lists all contracts, licenses and agreements to which the Company and each of its subsidiaries is a party that are currently in effect (i) with respect to Intellectual Property licensed or offered by the Company or any of its subsidiaries to any third party or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company or any of its subsidiaries, other than contracts, licenses or agreements relating to generally mass-produced and commercially available software. The contracts, licenses and agreements listed in Section 5.23(g) of the Company Disclosure Schedule are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. The Company and each of its subsidiaries is in compliance in all material respects with, and has not breached any term of any such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements.

            (h) Except as set forth in Section 5.23(h) of the Company Disclosure Schedule, following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under the contracts, licenses and agreements listed in Section 5.23(g) of the Company Disclosure Schedule, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay, to the same extent the Company would have been able to exercise such rights had the transactions contemplated by this Agreement not occurred.

            (i) Section 5.23(i) of the Company Disclosure Schedule lists all contracts, licenses and agreements between the Company or any of its subsidiaries, on the one hand, and any third party, on the other hand, wherein or whereby the Company or any such subsidiary has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by the Company or any such subsidiary or such third party of the Intellectual Property of any other third party.

            (j) To the Company's knowledge, the operation of the business of the Company and each of its subsidiaries, including the Company's and each such subsidiary's design, development, manufacture, marketing and sale of the products or services (including products and drug candidates currently under development), has not, and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

            (k) Except as set forth in Section 5.23(k) of the Company Disclosure Schedule, to the Company's knowledge (i) no other Person claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any trademarks or service marks owned by the Company or any of its subsidiaries, (ii) no other Person asserts ownership rights in any of the Intellectual Property owned by the Company or any of its subsidiaries and
      (iii) no other Person is infringing any rights of the Company or any of its subsidiaries in any of the Intellectual Property owned by the Company.

            (l) Each of the Company and its subsidiaries has taken reasonable steps to protect its rights in its confidential information and trade secrets or any trade secrets or confidential information of third parties provided thereto and, without limiting the foregoing, each of the Company and its subsidiaries has and enforces a policy requiring each employee and contractor with access to Intellectual Property of the Company or such subsidiaries to execute a proprietary information/confidentiality agreement substantially in the Company's standard form as then in effect and all current and former employees and contractors of the Company and each such subsidiary have executed such an agreement. Attached to Section 5.23(l) of the Company Disclosure Schedule is the Company's standard form of proprietary information/confidentiality agreement for employees and contractors.

      5.24 Records of the Company. The minute books for the Company made available to Acquiror for review were correct and complete in all material respects as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all material corporate actions of the stockholders and directors, and any committees thereof, of the Company taken by written consent or at a meeting since incorporation of the Company. All material corporate actions taken by the Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein. The stock ledgers of the Company, as previously made available to Acquiror, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of the Company.

      5.25 Accuracy of Information Furnished by Company. No statement made or information provided by the Company in this Agreement, any other Transaction Document or the Company Disclosure Schedule, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein, in light of the circumstances in which such statements were made, not misleading. The Company has made available to or provided Acquiror with true, accurate and complete copies of all documents listed or described in the Company Disclosure Schedule.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

      6.1 Conduct of Business Pending the Merger. After the date hereof and prior to the Closing Date or earlier termination of this Agreement, except (i) as set forth in Section 6.1 of the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as applicable, (ii) in connection with specific actions that a party is explicitly required or permitted to take pursuant to this Agreement or (iii) to the extent that the other party hereto shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), each of the Company and Acquiror shall, and shall cause each of its subsidiaries to:

            (a) conduct its business in all material respects in the ordinary course and consistent with past practice;

            (b) not (i) amend or propose to amend its certificate of incorporation or bylaws, except for the Company Amended Certificate (ii) split, combine or reclassify its outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for (x) dividends or distributions paid by a subsidiary of the Company to the Company or another subsidiary of the Company or by a subsidiary of Acquiror to Acquiror or another subsidiary of Acquiror, as the case may be, and (y) any declaration, set-aside, or payment pursuant to the terms of any Employee Benefit Plan of the Company or its subsidiaries or the Acquiror or its subsidiaries, as the case may be;

            (c) not issue or sell or agree to issue or sell any additional shares of, or any options, warrants or rights to acquire any shares of, capital stock thereof, except that the Company may issue shares upon exercise of outstanding stock options or warrants referred to in Section
      5.2 hereof and Company Options under the Company Employee Plans or upon the conversion of any Company Preferred Stock and (ii) Acquiror may issue shares upon exercise of outstanding stock options or warrants referred to in Section 4.2 hereof and options issuable under any stock option plan of Acquiror, in each case in accordance with the terms thereof;

            (d) not (i) incur any indebtedness for borrowed money, other than borrowings in the ordinary course of business (including any borrowings under existing credit facilities), (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of the capital stock thereof or any security convertible into or exchangeable for such capital stock, (iii) knowingly take or fail to take any action which action or failure to take action would cause the Merger not to qualify as a reorganization under
      Section 368(a) of the Code, (iv) make any acquisition of any assets or businesses, other than acquisitions of assets in the ordinary course of business or other than acquisitions involving aggregate consideration of no more than $250,000, (v) sell, dispose of or encumber any material assets or businesses, other than sales of businesses or assets in the ordinary course of business or (vi) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing; and

            (e) use all reasonable efforts to preserve intact its business organization and goodwill and preserve the business relationships with material customers and others having material business relationships with them.

      6.2 Control of Acquiror's Operations. Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct Acquiror's operations prior to the Effective Time.

      6.3 Control of Company's Operations. Nothing contained in this Agreement shall give to Acquiror, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

      7.1 Access to Information.

            (a) Subject to applicable law, the Company shall afford, and cause its subsidiaries to afford, to Acquiror and its accountants, counsel, financial advisors and other representatives (the "Acquiror Representatives") and Acquiror and its subsidiaries shall afford to the Company and its accountants, counsel, financial advisors and other representatives (the "Company Representatives") full access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly to one another such information concerning their respective businesses, properties and personnel as Acquiror or the Company, as the case may be, shall reasonably request. Any investigation pursuant to this Section 7.1 shall be conducted in a manner which will not interfere unreasonably with the conduct of the business of the other party. Acquiror and its subsidiaries (including Merger Sub) shall hold and cause Acquiror Representatives to hold, and the Company shall hold and cause the Company Representatives to hold, in strict confidence all nonpublic documents and information furnished to Acquiror or to the Company, as the case may be, in connection with the transactions contemplated by this Agreement, except that (i) Acquiror and the Company may disclose such information as may be necessary in connection with seeking Acquiror Required Statutory Approvals and the Company Required Statutory Approvals, (ii) each of Acquiror and the Company may disclose any information that it is required by law or judicial or administrative order to disclose and (iii) Acquiror may disclose any such information that it is required by any stock exchange rule to disclose.

            (b) In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver to the other all nonpublic written material provided pursuant to this Section 7.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Acquiror or the Company based on the information in such material shall be destroyed (and Acquiror and the Company shall use their respective reasonable efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable efforts) shall be certified in writing by an authorized officer supervising such destruction.

            (c) The parties hereto acknowledge that Acquiror and the Company have previously executed a Confidentiality Agreement, dated as of June 6, 2003 (the "Confidentiality Agreement"), which shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

      7.2 Affiliate Letter. The Company shall use its commercially reasonable efforts to cause each officer, each director and each other person who is an "affiliate" (as that term is used in Rule 145 promulgated under the Securities
Act) thereof to deliver to Acquiror, on or prior to the Effective Time, a written agreement (an "Affiliate Letter") in substantially the form of Exhibit
7.2 attached hereto. At least 30 days prior to the Closing Date, the Company shall deliver to Acquiror a list of names and addresses of those persons who were, in the reasonable judgment of the Company, at the record date for such party's stockholders' meeting to approve the Merger, "affiliates" (as so defined).

      7.3 No Solicitation.

            (a) From and after the date hereof until the Effective Time or the termination of this Agreement pursuant to Article IX hereof, except as set forth in this Section 7.3, neither Company nor Acquiror shall authorize or permit any of their respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives being referred to herein, collectively, as "Representatives"), to directly or indirectly:

                  (i) solicit, initiate, induce, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined in Section 7.3(d) hereof), including (without limitation) amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock or Acquiror Common Stock, respectively; or

                  (ii) enter into, continue or otherwise participate in any
            discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, prior to the approval of the Company Voting Proposal at the Company Stockholder Meeting (the "Specified Time"), the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board, after consultation with outside counsel, in response to an unsolicited Acquisition Proposal that did not result from a breach or a deemed breach of this Section 7.3 and that is, or that is reasonably likely to result in, a Superior Proposal that did not result from a breach by the Company of this Section 7.3, and subject to compliance with
Section 7.3(c), (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its representative regarding such Acquisition Proposal. Without limiting the foregoing, the Company and Acquiror agree that any violation of the restrictions set forth in this Section 7.3 by any Representative of the Company or Acquiror, as the case may be, or their respective Affiliates, whether or not such Person is purporting to act on behalf of the Company or Acquiror, as the case may be, or their respective Affiliates, shall constitute a breach by the Company or Acquiror, as the case may be, of this Section 7.3. The Company and Acquiror shall enforce, to the fullest extent permitted under applicable law, the provisions of any standstill, confidentiality or similar agreement entered into by the Company or Acquiror, as the case may be, or any of their subsidiaries or their respective Affiliates or Representatives, including (without limitation) where necessary, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

            (b) No Change in Recommendation or Alternative Acquisition. Beginning immediately upon the release of the press release announcing the execution of this Agreement, neither the Company Board nor the Acquiror Board nor any committee thereof shall:

                  (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the other party, its approval or recommendation with respect to the Company Voting Proposal or the Acquiror Voting Proposal, as the case may be;

                  (ii) cause or permit the Company or Acquiror to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal; or

                  (iii) adopt, approve or recommend, or propose to adopt,
            approve or recommend any Acquisition Proposal.

            Notwithstanding the foregoing, the Company Board may, in response to a Superior Proposal that did not result from a breach by the Company of this Section 7.3, withdraw or modify its recommendation with respect to the Company Voting Proposal if the Company Board determines in good faith (after consultation with outside counsel) that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and is after the fifth business day following receipt by Acquiror (if the Company has received a Superior Proposal) of written notice advising it that the Company Board desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Nothing in this Section 7.3 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 7.3(b), (B) affect any obligation of the Company under this Agreement or (C) limit the Company's obligation to call, give notice of, convene and hold the Company's shareholder meeting, regardless of whether the Company Board has withdrawn or modified its recommendation.

            (c) Notices; Additional Negotiations. The Company and Acquiror shall immediately advise the other orally, with written confirmation to follow promptly (and in any event within two business days), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The party receiving an Acquisition Proposal shall (i) keep the other party fully informed, on a current basis, of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry and
      (ii) provide to the other party as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the party receiving such Acquisition Proposal from any third party in connection with such Acquisition Proposal. Notwithstanding the foregoing, in the event that the Company receives an Acquisition Proposal that is, or is reasonably likely to result in, a Superior Proposal, contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to the Acquiror to the extent that such copy has not previously been provided to Acquiror. In addition to the foregoing, the Company shall (i) provide Acquiror with at least 24 hours prior notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than eight hours) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider a Superior Proposal and (ii) provide Acquiror with at least two business days prior written notice of a meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to recommend a Superior Proposal to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal to the extent that such copy has not previously been provided to Acquiror.

            (d) Definition. For purposes of this Agreement,

                        (i) "Acquisition Proposal" means, with respect to any
                  party, any offer or proposal (other than an offer or proposal by Acquiror) relating to any transaction or series of related transactions other than the transactions contemplated by this Agreement involving (i) any acquisition or purchase by any Person of more than a 15 percent interest in the total outstanding voting securities of the Company, Acquiror or any of their subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15 percent or more of the total outstanding voting securities of the Company, Acquiror or any of their subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company or Acquiror pursuant to which the securityholders of the such party immediately preceding such transaction hold less than 85 percent of the equity interests in the surviving or resulting entity of such transaction, (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15 percent of the assets of the Company or Acquiror representing more than 15 percent of the value of all the assets of the Company or Acquiror or (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or Acquiror.

                        (ii) "Superior Proposal" means any unsolicited, bona
                  fide written Acquisition Proposal (i) on terms which the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by this Agreement (after consultation with an internationally recognized independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Acquiror to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

      7.4 Joint Proxy Statement/Prospectus; Registration Statement.

            (a) As promptly as practical after the execution of this Agreement, Acquiror and the Company shall jointly prepare the Registration Statement, which shall include the Joint Proxy Statement/Prospectus, and Acquiror shall file the Registration Statement with the SEC. Acquiror shall respond to any comments of the SEC and shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and Acquiror and the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective securityholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. The Company shall cooperate with, and use all reasonable efforts to assist, Acquiror in its efforts to have the Registration Statement declared effective under the Securities Act as promptly as practical after the filing therewith with the SEC. Whenever any event occurs with respect to Acquiror or the Company that is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to
      Section 7.4(b), Acquiror or the Company, as the case may be, shall promptly inform the other such party of such occurrence and cooperate in filing or assisting in filing with the SEC or its staff or any other Governmental Authority or government officials, or mailing or assisting in preparing and mailing to securityholders of Acquiror and the Company, such amendment or supplement.

            (b) In addition to the filing described in subsection (a) above, each of the Company and Acquiror shall promptly make any filings with respect to the Merger required under applicable state securities or "Blue Sky" laws and other applicable laws of any other jurisdiction and the rules and regulations promulgated thereunder.

      7.5 All Reasonable Efforts; Agreement to Cooperate.

            (a) Subject to the terms and conditions herein provided each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Acquiror and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible) and to amend the Acquiror's stock option plans as necessary or advisable in connection with the transactions contemplated hereby in order to issue the Replacement Options as contemplated by
      Section 3.2(e) hereto. Acquiror shall reasonably consult with the Company and, subject to being permitted by the applicable Governmental Authority to do so, the Company shall have the right to attend and participate in any telephone calls or meetings that Acquiror or Merger Sub have with any person with regard to this Agreement.

            (b) Subject to the terms hereof, the Company and Acquiror agree, and shall cause each of their respective subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade reasonably determined by the parties to apply (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Notwithstanding anything in this Agreement to the contrary in this Section 7.5, neither the Company nor Acquiror shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of the Company or Acquiror or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of the Company or Acquiror to conduct its business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under this
      Section 7.5 if the United States Department of Justice or the United States Federal Trade Commission or any applicable foreign regulatory agency authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

      7.6 Public Statements. Except as may be required by applicable law or any listing agreement with a national securities exchange, the parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation.

      7.7 Notification of Certain Matters. Each of the Company and Acquiror agrees to give prompt notice to the other such party of, and to use commercially reasonable efforts to remedy (a) the occurrence or failure to occur of any event which occurrence or failure to occur would reasonably be expected to cause any of the representations or warranties of the Company or Acquiror, as the case may be, in this Agreement to be untrue or inaccurate in any material respect at the Effective Time and (b) any material failure on the part of the Company or Acquiror, as the case may be, to comply with or satisfy any covenant, agreement or condition to be complied with or satisfied thereby hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      7.8 Approval of Stockholders.

            (a) Acquiror, acting through the Acquiror Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and Bylaws and the rules of The Nasdaq Stock Market, Inc. to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement the Acquiror Meeting for the purpose of considering and voting upon the proposed issuance of Acquiror Common Stock in the Merger and related matters. The Acquiror Board shall recommend approval of the proposed issuance of Acquiror Common Stock in the Merger and related matters by the stockholders of Acquiror and include such recommendation in the Joint Proxy Statement/Prospectus and neither the Acquiror Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of the Acquiror Board that Acquiror's stockholders vote in favor of the proposed issuance of Acquiror Common Stock in the Merger and related matters. Acquiror shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the proposed issuance of Acquiror Common Stock in the Merger and related matters and shall take all other action necessary or advisable to secure the vote or consent of the Acquiror stockholders required by the rules of The Nasdaq Stock Market, Inc. Notwithstanding anything to the contrary contained in this Agreement, after consultation with the Company, Acquiror may adjourn or postpone the Acquiror Meeting to the extent necessary (i) to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Acquiror's stockholders, (ii) to enable Acquiror to solicit additional votes in favor of the proposed issuance of Acquiror Common Stock in the Merger and related matters such that the required vote of the Acquiror stockholders is more likely to be received or (iii) if, as of the time for which the Acquiror Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Acquiror Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Acquiror Meeting.

            (b) The Company, acting through the Company Board, shall take all actions in accordance with applicable law and its Certificate of Incorporation and Bylaws to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Company Meeting for the purpose of considering and voting upon the Merger. Subject to Section 7.3, to the fullest extent permitted by applicable law, the Company Board shall recommend approval of the Merger by the stockholders of the Company and include such recommendation in the Joint Proxy Statement/Prospectus and neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Acquiror, the recommendation of the Company Board that the Company's stockholders vote in favor of the Merger. The Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company to approve the Merger. Notwithstanding anything to the contrary contained in this Agreement, after consultation with Acquiror, the Company may adjourn or postpone the Company Meeting to the extent necessary (i) to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company's stockholders, (ii) to enable the Company to solicit additional votes in favor of the Merger such that the required vote of the Company stockholders is likely to be received or (iii) if, as of the time for which the Company Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

            (c) Acquiror and the Company shall call, give notice of, convene and hold the Acquiror Meeting and the Company Meeting, respectively, and shall take action to secure the vote or consent of the stockholders thereof in accordance with this Section 7.8 whether or not any actual, potential or purported Acquisition Proposal has been commenced, disclosed, announced or submitted to Acquiror or the Company, as the case may be.

      7.9 Section 16 Matters. Acquiror and Company shall take all steps reasonably necessary to cause the acquisitions of shares of Acquiror Common Stock or other equity securities (including stock options and other derivative securities) of Acquiror in connection with the Merger, and subsequent dispositions of such equity securities of Acquiror (including stock options and other derivative securities), by each individual who is a director or officer of the Company to be exempt pursuant to Rule 16b-3 under the Exchange Act. Without limiting the foregoing, the Acquiror Board, or a committee thereof consisting of two or more non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the acquisition of Acquiror Common Stock and Replacement Options by those officers and directors of the Company who will become subject to the reporting requirements of Section 16 of the Exchange Act pursuant to the transactions contemplated hereby and as required by applicable law, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

      7.10 368(a) Reorganization. The Company and Acquiror shall each use commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

      7.11 Nasdaq National Market Listing. Acquiror shall, if required by the rules of The Nasdaq Stock Market, Inc., file with The Nasdaq Stock Market, Inc. a Notification Form: Listing of Additional Shares with respect to the Acquiror Common Stock issuable pursuant to the transactions contemplated by this Agreement.

      7.12 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, each party shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the other party's prior written consent, which will not be unreasonably withheld or delayed.

      7.13 Indemnification.

            (a) From and after the Effective Time, Acquiror shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to indemnify and hold harmless each present and former director and officer of the Company (the "Board Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its Certificate of Incorporation or By-laws in effect on the date hereof to indemnify a Board Indemnified Party (and Acquiror and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Board Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Board Indemnified Party is not entitled to indemnification).

            (b) For a period of six years after the Effective Time, Acquiror shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered or made available to Acquiror) with coverage in amount and scope at least as favorable to such persons as the Company's existing coverage; provided, however, that in no event shall Acquiror or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage; provided, further, that if the annual premium exceeds such amount, Acquiror will cause the Surviving Corporation to obtain as much coverage as possible for such amount.

            (c) The provisions of this Section 7.13 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Board Indemnified Parties, their heirs and their representatives.

      7.14 Acquiror Board. The Acquiror Board will take all actions necessary to cause its membership, immediately after the Effective Time, to consist of nine persons, seven of whom shall have served on the Acquiror Board immediately prior to the Effective Time (collectively, "Acquiror Board Designees"), and two of whom shall have served on the Company Board immediately prior to the Effective Time and shall be John A. Friede and John Manzetti (collectively "Company Board Designees").

      7.15 Employee Benefits; Termination of Pension Plan.

            (a) Following the Effective Time, Acquiror will give each employee of the Company who continues as an employee of the Surviving Corporation immediately following the effectiveness of the Merger (a "Continuing Employee") full credit for prior service with the Company or its subsidiaries for purposes of (i) eligibility and vesting under any Acquiror Employee Plans, (ii) determination of benefits levels under any Acquiror Employee Plan or policy relating to vacation or severance and
      (iii) determination of "retiree" status under any Acquiror Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such crediting would (A) result in a duplication of benefits or (B) otherwise cause Acquiror or its subsidiaries or any Acquiror Employee Plan or trust relating thereto to accrue or pay for benefits that relate to any time period prior to the Continuing Employee's participation in the Acquiror Employee Plan. Acquiror agrees that each Continuing Employee shall be eligible to either: (i) participate in Acquiror Employee Plans as permitted by the terms of such Acquiror Employee Plans, (ii) participate in Company Employee Plans that are continued by Acquiror, or (iii) a combination of clauses (i) and (ii) so that each Continuing Employee is eligible for benefits that are substantially similar in the aggregate to those of similarly situated employees of Acquiror.

            (b) Effective as of the day immediately preceding the Effective Time, the Company shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Acquiror elects, as evidenced by written notice to the Company, to the continuation of any such plan, program or arrangement) (collectively, "Company Terminating Plan(s)"). Acquiror agrees that the Continuing Employees shall be eligible to participate, to the extent they were eligible to participate in the Company Terminating Plan, in a comparable Acquiror plan, program or arrangement, as promptly following the Effective Time as is permitted by the terms of such Acquiror plan, program or arrangement. Unless Acquiror provides such written consent to the Company, no later than three business days prior to the Effective Time, the Company shall provide Acquiror with evidence that such Company Terminating Plan(s) have been terminated (effective as of the day immediately preceding the Effective Time) pursuant to resolutions of the Company's Board of Directors.

      7.16 Rights Agreement Amendment. The Acquiror shall take all action necessary so that John A. Freide shall not be an "Acquiring Person" under the Rights Agreement due solely to (a) the consummation of the transactions contemplated hereby, (b) the exercise of stock options currently held by the John A. Freide and any additional stock options granted to John A. Freide by Acquiror in connection with the services provided by John A. Freide as a member of the

Acquiror Board or (c) the acquisition of beneficial ownership of any other equity securities of Acquiror representing up to 5% of Acquior Common Stock and which are deposited in, and subject to, the Voting Trust Agreement in substantially the form of Exhibit 7.16 attached hereto (the "Voting Trust").

      7.17 Voting Agreement. Concurrently with the execution and delivery of this Agreement, John A. Freide shall execute and deliver to Acquiror a Voting Agreement, in substantially the form of Exhibit 7.17(a) attached hereto (the "Voting Agreement").

      7.18 Lock-up Agreements. The Company shall use its commercially reasonable efforts to cause each person who is required to sign an Affiliate Letter and each employee of the Company (the "Employee Lock-up Signatories" ) who is a holder of outstanding equity securities of the Company (including, without limitation, stock options and other derivative securities) (collectively, the "Lock-up Signatories") to deliver to Acquiror, on or prior to the Effective Time, a written agreement (the "Lock-Up Agreement") in substantially the form of
Exhibit 8.3(f) attached hereto .

      7.19 Addresses for Option Holders. Within 30 days after the date hereof, the Company shall deliver to Acquiror a schedule setting forth the domicile address for each holder of Company Options or Off Plan Options.

                                  ARTICLE VIII

                                   CONDITIONS

      8.1 Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party hereto to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) The Acquiror Voting Proposal shall have been approved in the manner required by applicable law, by the applicable regulations of The Nasdaq Stock Market, Inc. and by the vote of the requisite holders of the issued and outstanding shares of capital stock of the Acquiror under applicable law and the certificate of incorporation of the Acquiror. The Company Voting Proposal shall have been approved in the manner required by applicable law and by the vote of the requisite holders of the issued and outstanding shares of capital stock of the Company under applicable law and the certificate of incorporation of the Company.

            (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            (c) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

            (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been given or made, except for (i) the filing of the Certificate of Merger and (ii) any documents required to be filed after the Effective Time.

            (e) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for such purpose shall have been initiated or threatened in writing (and not abandoned or withdrawn) by the SEC or its staff.

            (f) Acquiror shall, if required by the Rules of The Nasdaq Stock Market, Inc., have submitted to The Nasdaq Stock Market, Inc. a Notification Form: Listing of Additional Shares with respect to the Acquiror Common Stock to be issued pursuant to the transactions contemplated by this Agreement.

      8.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) (i) Acquiror shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, and (ii) the representations and warranties of Acquiror and Merger Sub set forth in this Agreement shall be true and correct in all respects, in each case, on and as of the date made and on and as of the Closing Date as if made on of such date except (x) to the extent that such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes required by this Agreement, and
      (z) where the failure to be true and correct (without regard to any materially, Acquiror Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, an Acquiror Material Adverse Effect). The Company shall have received a certificate of the President or a Vice President of Acquiror, dated the Closing Date, certifying to the foregoing.

            (b) The Company shall have been furnished with an opinion of McDermott, Will & Emery, counsel to Acquiror, in substantially the form of
      Exhibit 8.2(b) attached hereto.

            (c) The Company shall have received a written opinion from Cohen & Grigsby, PC, counsel to the Company, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if Cohen & Grigsby, PC does not render such opinion, this condition shall nonetheless be deemed satisfied if McDermott, Will & Emery renders such opinion to the Company (it being agreed that the Company and Acquiror shall each provide reasonable cooperation to McDermott, Will & Emery and Cohen & Grigsby, PC, including making reasonable and customary representations to McDermott, Will & Emery and Cohen & Grigsby, PC (and not to any other person, whether or not a party to this Agreement) substantially in the form attached as
      Exhibit 8.2(c) attached hereto, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and assumptions as they may deem appropriate in rendering such opinion).

            (d) Acquiror shall have executed a Registration Rights Agreement with John Friede and the other signatories thereto in the form attached hereto as Exhibit 8.2(d).

      8.3 Conditions to Obligation of Acquiror and Merger Sub to Effect the Merger. The obligations of Acquiror and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) (i) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, and (ii) the representations and warranties of Company set forth in this Agreement shall be true and correct in all respects, in each case, on and as of the date made and on and as of the Closing Date as if made on and as of such date except (x) to the extent that such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes required by this Agreement, and (z) where the failure to be true and correct (without regard to any materiality, Company Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect). The Acquiror shall have received a certificate of the President or a Vice President of Company, dated the Closing Date, certifying to the foregoing.

            (b) Acquiror shall have been furnished with an opinion of Cohen & Grigsby, PC, counsel to the Company, in substantially the form of Exhibit 8.3(b) attached hereto.

            (c) Acquiror shall have received a written opinion from McDermott, Will & Emery, counsel to Acquiror, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if McDermott, Will & Emery does not render such opinion, this condition shall nonetheless be deemed satisfied if Cohen & Grigsby, PC renders such opinion to Acquiror (it being agreed that Acquiror and the Company shall each provide reasonable cooperation to Cohen & Grigsby, PC and McDermott, Will & Emery, including making reasonable and customary representations to Cohen & Grigsby, PC and McDermott, Will & Emery (and not to any other person, whether or not a party to this Agreement) substantially in the form attached as Exhibit 8.3(c) attached hereto, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and assumptions as they may deem appropriate in rendering such opinion).

            (d) All consents, waivers or assignments set forth on Exhibit 8.3(d) attached hereto shall have been obtained by the Company.

            (e) All of the Persons listed on Exhibit 8.3(e) attached hereto and any other such Persons referenced in Section 7.2, shall have duly executed and delivered an Affiliate Letter to Acquiror.

            (f) Lock-up Agreements substantially in the form of Exhibit 8.3(f) attached hereto shall have been duly executed and delivered by each of the Persons listed on Exhibit 8.3(e) and Exhibit 8.3(f)(1) and a sufficient number of Employee Lock-up Signatories such that at least 95% of the Employee Lock-Up Signatories is subject to a Lock-up Agreement, which Lock-up Agreements prohibit, among other things, disposition of any securities of Acquiror (i) in the case of the John A. Freide, for a period of 18 months after the Effective Time, (ii) in the case of the Persons listed on Exhibit 8.3(e) identified as members of management for a period of 12 months after the Effective Time (provided that such persons shall be entitled to sell up to 25% of the Acquiror Common Stock owned thereby commencing 180 days after the Effective Time) and (iii) in the case of all such other Persons for a period of 180 days after the Effective Time. The shares of Acquiror Common Stock held by such holders shall bear a legend reflecting such restrictions.

            (g) Dissenters' rights, as contemplated by Section 3.4 hereof, shall not have been exercised with respect to more than five percent (5%) of the outstanding shares of Company Common Stock.

            (h) The Company, on behalf of its stockholders, and the Escrow Agent shall have executed and delivered to Acquiror the Indemnification Escrow Agreement.

            (i) The John A. Freide shall have executed and delivered to Acquiror the Voting Agreement and Voting Trust.

            (j) The Company shall have delivered to Acquiror a copy of (i) the text of the resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, (ii) the text of the resolutions adopted by the stockholders of the Company approving the principal terms of this Agreement, the Merger and the other transactions contemplated hereby, and terms of this Agreement, the Merger and other transactions contemplated hereby, and (iii) the Certificate of Incorporation and Bylaws of the Company, along with a certificate executed on behalf of the Company by its corporate secretary certifying to Acquiror that such copies of the Company by its corporate secretary certifying to Acquiror that such copies are true, correct and complete copies of such resolutions, Certificate of Incorporation and Bylaws, respectively, and the such resolutions were duly adopted and have not been amended or rescinded.

            (k) The Company Amended Certificate shall have been accepted for filing with the Secretary of State of the State of Delaware.

            (l) The Company and the applicable stockholders of the Company shall have executed and delivered to Acquiror the Shareholders' Voting Agreement in substantially the form of Exhibit 8.3(l) attached hereto.

                                   ARTICLE IX

                         TERMINATION; FEES AND EXPENSES

      9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written agreement of the parties hereto.

      9.2 Termination by Acquiror or the Company. This Agreement may be terminated and the Merger may be abandoned by either Acquiror or the Company if
(a) the Merger shall not have been consummated by April 16, 2004 (the "Termination Date"), provided that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by the Termination Date; (b) at the Company Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the Company Voting Proposal is taken, the requisite vote of the stockholders of the Company in favor of the Merger shall not have been obtained (provided, however, that the right to terminate this Agreement under this Section 9.2(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure to obtain such requisite vote), (c) at the Acquiror Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the issuance of Acquiror Common Stock in the Merger and related matters is taken, the requisite vote of the stockholders of Acquiror in favor of the issuance of Acquiror Common Stock in the Merger and related matters shall not have been obtained (provided, however, that the right to terminate this Agreement under this Section 9.2(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure to obtain such requisite vote) or (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to clause (d) above shall have used all reasonable efforts to remove such order, decree or ruling.

      9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Company Board if (a) there has been a breach by Acquiror or Merger Sub of any representation or warranty contained in this Agreement which breach has not been cured in all material respects and which has caused any of the conditions set forth in Section 8.2(a) to be incapable of being satisfied by the Termination Date or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Acquiror which has not been cured in all material respects and which has caused any of the conditions set forth in Section 8.2(a) to be incapable of being satisfied by the Termination Date.

      9.4 Termination by Acquiror. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Acquiror Board if (a) there has been a breach by the Company of any representation or warranty contained in this Agreement which has not been cured in all material respects and which has caused any of the conditions set forth in Section 8.3(a) to be incapable of being satisfied by the Termination Date or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company which has not been cured in all material respects and which has caused any of the conditions set forth in Section 8.3(a) to be incapable of being satisfied by the Termination Date.

      9.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Section 9.6 hereof.

      9.6 Fees and Expenses.

            (a) Except as set forth in this Section 9.6, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Acquiror and the Company shall share equally (i) the aggregate filing fees of the parties' pre-merger notification report under the HSR Act, if any, and
      (ii) all fees and expenses, other than accountant's and attorneys' fees, incurred with respect to the printing and filing of the Joint Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

            (b) The Company shall pay to the Acquiror a termination fee of $3,000,000 (the "Company Termination Fee") in the event that (i) this Agreement is terminated (A) by Acquiror pursuant to Section 9.2(a), to the extent that the failure to consummate the Merger was proximately contributed to by a material breach of any obligation of the Company under this Agreement, (B) by the Acquiror or the Company pursuant to Section 9.2(b) or (C) by the Acquiror pursuant to Section 9.4, (ii) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been received by the Company and (iii) within 12 months following the termination of this Agreement, either a Third-Party Acquisition (as defined below) is consummated, or the Company enters into a definitive agreement providing for a Third-Party Acquisition and such Third-Party Acquisition is consummated within 12 months following execution of such definitive agreement.

            (c) The Acquiror shall pay to the Company a termination fee of $1,500,000 (the "Acquiror Termination Fee") in the event that (i) this Agreement is terminated by Acquiror or the Company pursuant to Section 9.2(c), (ii) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been received by Acquiror and (iii) within 12 months following the termination of this Agreement, either a Third-Party Acquisition is consummated by the Acquiror, or Acquiror enters into a definitive agreement providing for a Third-Party Acquisition and such Third-Party Acquisition is consummated by the Acquiror within 12 months following execution of such definitive agreement.

            (d) For the purposes hereof, the term "Third-Party Acquisition" means any of the following transactions, other than the transactions contemplated by this Agreement: (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction as a result of which the stockholders of the Company or Acquiror, as applicable, immediately preceding such transaction hold less than 50 percent of the aggregate equity interests in the surviving or resulting entity of such transaction,
      (B) a sale or other disposition of assets representing in excess of thirty 30 percent of the aggregate fair market value of the business of the Company or Acquiror, as applicable, immediately prior to such sale, or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 30 percent of the voting power of the then outstanding shares of capital stock of the Company or the Acquiror, as applicable.

            (e) The parties acknowledge that the agreements contained in this
      Section 9.6 are an integral part of the transactions contemplated by this Agreement and that, without such agreements, the parties would not enter into this Agreement. If either party fails to promptly pay to the other party the applicable termination fee if and when it becomes due hereunder, such breaching party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent per annum, compounded quarterly, from the date such applicable termination fee was required to be paid.

                                    ARTICLE X

                              AMENDMENT AND WAIVER

      10.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Such amendment may take place at any time prior to the Closing Date, and, subject to applicable law, whether before or after approval by the stockholders of the Company or Acquiror (if required).

      10.2 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE XI

                                   DEFINITIONS

            As used herein, the following terms shall have the following meanings:

            "Acquiror Material Adverse Effect" shall have the meaning provided in Section 4.1 hereof.

            "Acquiror SEC Reports" shall have the meaning provided in Section
4.5 hereof.

            "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            "Company Material Adverse Effect" shall have the meaning provided in
Section 5.1 hereof.

            "Employee Benefit Plan" means any: (i) employee pension benefit plan as defined in Section 3(2) of ERISA; (ii) multiemployer plan as defined in
Section 3(37) of ERISA; (iii) employee welfare benefit plan as defined in
Section 3(1) of ERISA; and (iv) any stock option, bonus, stock purchase, or insurance plan and any severance or termination pay plan or policy in which employees, spouses or dependents participate.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

            "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international, regional and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, drug candidates, trade secrets, proprietary information, know how, technology, technical data, non-technical data, formula, methods, techniques, financial data, and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and (vii) any similar or equivalent rights to any of the foregoing anywhere in the world.

            "knowledge" means, (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of John Manzetti, John A. Friede, David Haffner, William Wells, Fred Marroni, Joseph Argyros and Francis Dobscha (provided that such reasonable inquiry by Messrs. Wells, Marroni, Argyros and Dobscha shall only relate to the respective areas of supervision and responsibility within the Company thereof) and (ii) with respect to Acquiror, the actual knowledge, after reasonable inquiry, of L. Michael Cutrer, Alan Edrick, Allan Green and Elliot Lebowitz (provided that such reasonable inquiry by Messrs. Green and Lebowitz shall only relate to the respective areas of supervision and responsibility within the Acquiror thereof) .

            "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

            "Permitted Liens" means (i) Liens for taxes, assessments and other governmental charges that are not delinquent or that are being contested in good faith and in respect of which adequate reserves have been established, (ii) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's landlord's or other similar Liens securing obligations that are not due and payable or that are being contested in good faith and in respect of which adequate reserves have been established, (iii) Liens reflected in the Current Balance Sheet or created in the ordinary or usual course of business subsequent to date of the Current Balance Sheet, (iv) Liens set forth in Section 11.1 of the Company Disclosure Schedule and (v) imperfections of title and Liens that do not and would not reasonably be expected to detract materially from the value or materially interfere with the present use of the properties subject thereto or affected thereby.

            "Person" means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization.

            "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provision applications); (ii) registered trademarks, applications to register trademarks, intent to use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

            "Regulation M-A Filing" means any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act.

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Tax Returns" means any return, report or other document required to be supplied to a taxing authority in connection with Taxes.

            "Taxes" means all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof.

            "Transaction Documents" means this Agreement, the Indemnification Escrow Agreement, the Voting Agreement, the Voting Trust, and the Affiliate Letters and all other documents to be executed by the parties hereto in connection with the consummation of transactions contemplated hereby.

            "Voting Trust" has the meaning provided in Section 7.16 hereof.

                                   ARTICLE XII

                                 INDEMNIFICATION

      12.1 Indemnification of Acquiror Indemnified Parties. Each stockholder of the Company, jointly and severally (an "Indemnifying Party"), shall indemnify and hold harmless Acquiror and the Surviving Corporation, and their respective officers, directors, employees, consultants, stockholders and affiliates (collectively, the "Acquiror Indemnified Parties") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses, including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding (collectively, "Damages") which any of the Acquiror Indemnified Parties shall have actually sustained, or to which any of Acquiror Indemnified Parties shall have actually been subjected, relating to or arising directly or indirectly out of any breach or default by the Company of any of its representations or warranties contained in Article V hereof or any covenants or agreements under this Agreement. Any Damages which any Acquiror Indemnified Party shall have actually sustained, or to which any of the Acquiror Indemnified Parties shall have actually been subjected, are referred to herein as "Indemnified Losses".

      12.2 Defense of Third-Party Claims. An Acquiror Indemnified Party shall give prompt written notice to the Stockholder Representative of the commencement or assertion of any action, proceeding, demand or claim by a third party (each, a "third-party action") in respect of which such Acquiror Indemnified Party will seek indemnification hereunder. Any failure to so notify the Stockholder Representative shall not relieve Indemnifying Parties from any liability that they may have under this Article XII, except to the extent the failure to give such notice materially and adversely prejudices the Indemnifying Parties. The Indemnifying Parties shall have the right to assume control of the defense of, settle or otherwise dispose of such third-party action on such terms as the Indemnifying Parties, acting through the Stockholder Representative, deem appropriate; provided, however, that:

            (a) the Acquiror Indemnified Parties shall be entitled, at their own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Parties shall pay the reasonable attorneys' fees of the Acquiror Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Parties in connection with the defense of such third-party action,

      (ii) the Indemnifying Parties shall not have promptly employed counsel reasonably satisfactory to the Acquiror Indemnified Party to take charge of such third-party action or (iii) the Acquiror Indemnified Parties' counsel shall have advised the Acquiror Indemnified Party in writing, with a copy to the Stockholder Representative, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel or that there are defenses available to the Acquiror Indemnified Party that are not available to the Indemnifying Parties);

            (b) the Indemnifying Parties shall obtain the prior written approval of the Acquiror Indemnified Party (which shall not be unreasonably withheld) before entering into or making any settlement, compromise, admission or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission or acknowledgment, injunctive or other equitable relief would be imposed against the Acquiror Indemnified Party;

            (c) to the extent that the Acquiror Indemnified Party participates in the defense of any third party action as contemplated by Section 12.2(a), the Acquiror Indemnified Party shall obtain the prior written approval of the Stockholder Representative (which shall not be unreasonably withheld) before entering into or making any settlement, compromise, admission or acknowledgment of the validity of such third party action or any liability in respect thereof;

            (d) the Indemnifying Parties shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Acquiror Indemnified Party of a release from all liability in respect of such third-party action; and

            (e) the Indemnifying Parties shall not be entitled to control (but shall be entitled to participate at their own expense in the defense of), and the Acquiror Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any third-party action (i) as to which the Indemnifying Parties fail to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction or other equitable relief against the Acquiror Indemnified Party which, if successful, would materially adversely affect the business, operations, properties, assets condition (financial or other) or results of operations of the Acquiror Indemnified Party; provided, however, that the Acquiror Indemnified Party shall make no settlement, compromise, admission or acknowledgment that would give rise to liability on the part of the Indemnifying Parties without the prior written consent of the Stockholder Representative; and

            (f) the parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this
      Article XII and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested.

      12.3 Direct Claims. In any case in which an Acquiror Indemnified Party seeks indemnification hereunder which is not subject to Section 12.2 hereof because no third-party action is involved, the Acquiror Indemnified Party shall notify the Stockholder Representative in writing of any Indemnified Losses which such Acquiror Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Acquiror Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim except to the extent the resulting delay materially prejudices the position of the Indemnifying Parties with respect to such claim.

      12.4 Limitations on Liability.

            (a) Notwithstanding anything contained herein to the contrary, no Indemnifying Party shall have any indemnification obligations under this
      Article XII until such time as the aggregate Indemnified Losses for which the Acquiror Indemnified Parties are otherwise entitled to indemnification hereunder equals or exceeds $400,000 (the "Basket"), at which point, the Indemnifying Party shall be liable for the full amount of all such Indemnified Losses without regard to the Basket.

            (b) The aggregate indemnification obligations under this Article XII shall be capped at 10% of the aggregate Merger Consideration. The rights of the Acquiror Indemnified Parties to make claims against the escrowed shares and any proceeds thereof shall be the sole and exclusive remedy of such Acquiror Indemnified Parties after the Closing with respect to any representation, warrant, covenant or agreement made by the Company under this Agreement and no former stockholder, optionholder, warrantholder, director, officer, employee or agent of the Company shall have any personal liability hereunder to the Acquiror Indemnified Parties after the Closing in connection with the Merger.

            (c) If any matters giving rise to a claim of Indemnified Losses pursuant to this Article XII by the Acquiror Indemnified Parties is reasonably likely to be covered by any insurance policy of Acquiror, then no amount shall be recovered pursuant to this Article XII unless and until such Acquiror Indemnified Parties shall have made all commercially reasonable efforts for a period of six months to obtain reimbursement for such Indemnified Loss under such insurance policy, and then only to the extent aggregate insurance proceeds actually received by such Acquirior Indemnified Parties in respect of all Damages arising from such claim (less any premium adjustments and similar charges made as a result of making such claim) are less than such Damages; provided, however, that if no insurance proceeds are received after making such commercially reasonable efforts upon the termination of such six month period, such Acquiror Indemnified Parties shall be entitled to recover the full amount of such Indemnified Losses.

                                  ARTICLE XIII

                               GENERAL PROVISIONS

      13.1 Survival of Representations and Warranties after the Effective Time. Each of the representations and warranties made by the Company in this Agreement or pursuant hereto shall survive after the Effective Time for a period ending on the second anniversary of the Effective Time. Each of the representations and warranties made by Acquiror and Merger Sub in this Agreement shall expire at the Effective Time. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

      13.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            If to Acquiror or Merger Sub to:

                  North American Scientific, Inc.
                  20200 Sunburst Street
                  Chatsworth, California 91311
                  Attention: L. Michael Cutrer, President
                  Facsimile: (818) 734-5837

                  with a copy to:

                  McDermott, Will & Emery
                  2049 Century Park East
                  Suite 3400
                  Los Angeles, California 90067-3208
                  Attention: Mark J. Mihanovic, Esq.
                  Facsimile: (310) 277-4730

            If to the Company, to:

                  NOMOS Corporation
                  200 West Kensinger Drive, Suite 100
                  Cranberry Township, Pennsylvania 16006
                  Attention: John W. Manzetti, President
                  Facsimile: (724) 741-8600

                  with a copy to:

                  Cohen & Grigsby
                  11 Stanwix Street, 15th Floor
                  Pittsburgh, Pennsylvania 15222
                  Attention: Mark Baseman, Esq.
                  Facsimile: (412) 209-0672

      13.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties hereto acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the parties hereto .

      13.4 Entire Agreement. This Agreement (including the documents and instruments referred to herein and the exhibits and schedules attached hereto) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and shall not be assigned by operation of law or otherwise.

      13.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

      13.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

      13.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      13.8 Parties in Interest. This Agreement shall be binding upon and, except for Sections 3.2 and 3.3 hereof, inure solely to the benefit of each party hereto and, except for such Section, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      13.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      13.10 Equitable Relief. The parties hereto agree that the remedies at law for any breach of the terms of this Agreement are inadequate. Accordingly, the parties hereto consent and agree that an injunction may be issued to restrain any breach or alleged breach of such provisions. The parties hereto agree that terms of this Agreement shall be enforceable by a decree of specific performance. Such remedies shall be cumulative and not exclusive, and shall be in addition to any other remedies which the parties may have at law or in equity.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                North American Scientific, Inc.


                                By: /s/ L. Michael Cutrer
                                    --------------------------------------------
                                    Name:  L. Michael Cutrer
                                    Title: President and Chief Executive Officer

                                NOMOS Corporation


                                By: /s/ John W. Manzetti
                                    --------------------------------------------
                                    Name:  John W. Manzetti
                                    Title: President and Chief Executive Officer

                                AM Capital I, Inc.


                                By: /s/ L. Michael Cutrer
                                    --------------------------------------------
                                    Name:  L. Michael Cutrer
                                    Title: President and Chief Executive Officer


                                      -65-